Exhibit 10.1

EXECUTION VERSION

CREDIT CARD PROGRAM AGREEMENT
by and among
NORDSTROM, INC.,
NORDSTROM FSB
and
TD BANK USA, N.A.

May 25, 2015

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002005-0001-14906-Active.17369023.12

002005-0001-14906-Active.17369023.12

002005-0001-14906-Active.17369023.12

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This Credit Card Program Agreement is made as of the 25th day of May, 2015 (“Effective Date”), by and among Nordstrom, Inc., a Washington corporation with its principal offices in Seattle, Washington (“Nordstrom”), Nordstrom fsb, a federal savings bank with its main offices in Scottsdale, Arizona (“Company Bank” and collectively with Nordstrom, “Company”), and TD Bank USA, N.A. (“Bank”), a national banking association with its principal offices as of the date hereof in Wilmington, Delaware.
W I T N E S S E T H:
WHEREAS, Bank has established programs to extend credit via private label and co-branded Credit Cards to eligible customers for the purchase of goods and services;
WHEREAS, concurrently with the execution of this Agreement, Nordstrom, Company Bank, Nordstrom Credit, Inc. and Nordstrom Credit Card Receivables II LLC (collectively, “Sellers”) and Bank are entering into a purchase and sale agreement (the “Purchase Agreement”) pursuant to which Bank shall (a) purchase from Sellers the co-branded and private label consumer Credit Card accounts, associated receivables and other assets related to the Company co-branded and private label consumer Credit Card program (other than Employee Accounts and Corporate Accounts and the assets and receivables related to such excluded accounts); and (b) assume from Sellers certain liabilities related to the purchased Company co-branded and private label consumer Credit Card program, as designated in the Purchase Agreement;
WHEREAS, Company and Bank agree to establish the Program as provided herein; and
WHEREAS, simultaneously with the execution hereof, and in consideration for Company’s willingness to enter into this Agreement, TD Bank U.S. Holding Company (the “Bank Guarantor”), has executed and delivered to Nordstrom a guaranty (the “Guaranty”) pursuant to which the Bank Guarantor has guaranteed, in full, the obligations and performance of Bank under this Agreement and the Purchase Agreement;
NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Bank agree as follows:
ARTICLE I
DEFINITIONS

Section 1.1.	Generally.
(a)    The following terms shall have the following meanings when used in this Agreement; capitalized terms that are not defined herein shall have the meanings assigned to them in the Purchase Agreement:
“Account” means a Private Label Account or Co-Branded Account as set forth in this Agreement including such Accounts originated in accordance with this Agreement and any Purchased Account; the term “Accounts” means Private Label Accounts and Co‑Branded Accounts collectively. For clarity, (i) Employee Accounts (subject to clause (h) of Schedule 2.5)

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and Corporate Accounts and (ii) accounts issued under a Second Look Program, are not “Accounts” included in the Program.
“Account Documentation” means, with respect to any Account, any and all documentation relating to that Account, including all Credit Card Documentation, checks or other forms of payment, electronic payment authorization agreements, credit bureau reports, adverse action notices, change in terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials of whatever form or nature, including information relating or pertaining to any of the foregoing to the extent related to the Program; provided, however, that Account Documentation shall not include Company register tapes, invoices, sales or shipping slips, delivery and other receipts or other indicia of the sale of Nordstrom Goods and/or Services, or any reports, analyses or other documentation prepared by Company or its Affiliates for use in the retail business operated by Company and its Affiliates regardless of whether derived in whole or in part from the Account Documentation.
“Account Terms” means the New Account Terms or Purchased Account Terms, as applicable, as such may be amended from time to time in accordance with this Agreement.
“Acquired Retailer” has the meaning set forth in Section 12.1(a).
“Acquired Retailer Portfolio” has the meaning set forth in Section 12.1(a).
“Advertising Guide” has the meaning set forth in Section 4.4(e).
“Affiliate” means, with respect to any Person, each Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, except that for the purposes of ARTICLE VI, “Affiliate” shall have the meaning set forth in 12 C.F.R. 40.3(a). For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Credit Card Program Agreement, together with all of its schedules and exhibits and, if modified, altered, supplemented, amended and/or restated, as the same may be so modified, altered, supplemented, amended and/or restated from time to time.
“American Express” means American Express Company and its Affiliates, successors and assigns.
“Applicable Law” means, with respect to a party (i) all federal, state, provincial and local laws (including common law), statutes, rules and regulations binding on such party or its assets used in connection with the Program; (ii) written regulatory guidance, written substantive directives, written opinions and interpretations and written policies and guidelines of any Governmental Authority in each case binding on such party or its assets used in connection with the Program; (iii) rulings, injunctions, judgments and orders of any Governmental Authority binding on a party or its assets used in connection with the Program but only to the extent of the scope of such ruling, judgment, injunction or order; (iv) the final and nonappealable outcome of

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any binding arbitration that is binding on such party but only to the extent of the scope of such ruling, judgment, injunction or order; (v) any written or oral guidance or instructions to a party from a Governmental Authority with jurisdiction over such party; (vi) Network Rules, to the extent applicable, and, in the case of any provision hereof governing any obligation, act or omission of Company, solely to the extent (A) announced or published prior to the Closing Date or (B) if not so announced or published prior to the Closing Date, Company receives Network Rules directly from the Network (whether in its capacity as issuer or servicer following the Closing Date) or Bank discloses such Network Rules to Company; and (vii) solely to the extent determined in accordance with Section 4.8, Precedential Governmental Actions. If a party is exercising its rights and obligations hereunder with respect to Applicable Law described in subclause (v) of this definition that is a non-written guidance or instruction from a Governmental Authority, such party must certify in writing that such party is obligated to take such action pursuant to such non-written guidance or instruction, which certification shall include a reasonably detailed summary of the non-written guidance or instruction and the circumstances in which it was given and identifying the particular Governmental Authority issuing such oral guidance or instruction (or, if the party is not permitted to disclose such summary, as much information regarding such guidance or instruction as is permitted by Applicable Law and a written confirmation from an officer that the remainder of such disclosure is prohibited by Applicable Law). As used in clauses (i), (ii), (iii) and (iv) above, party shall be deemed also to refer to any Affiliate or subcontractor or service provider of such party to the extent that such Affiliate or subcontractor or service provider exercises the same rights or performs the same obligations of such party pursuant to this Agreement to which the requirements of such clauses apply.
“Applicant” means an individual who has submitted a Credit Card Application for a Company Credit Card under the Program.
“Bank” has the meaning set forth in the preamble.
“Bank Designee” has the meaning set forth in Section 3.3(b).
“Bank Event of Default” means the occurrence of any one of the events listed in Section 13.1 with respect to Bank, or listed in Section 13.2.
“Bank Guarantor” has the meaning set forth in the recitals and includes any successor guarantor under the Guaranty.
“Bank Indemnified Parties” has the meaning set forth in Section 16.1.
“Bank Interim Servicing Period” has the meaning set forth in Section 15.1(d).
“Bank Licensed Marks” means the trademarks, tradenames, service marks, domain names, logos and other proprietary source indicators of Bank listed on Schedule 1.1(a)(i) as may be modified by Bank from time to time in accordance with Section 9.2(a), together with the tradename of Bank and any successor trademarks, tradenames, service marks, domain names, logos and proprietary source indicators that Bank adopts as successors to those listed on Schedule 1.1(a)(i) in the event Bank elects to cease using any of those listed on such Schedule 1.1(a)(i).

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“Bank Material Adverse Effect” has the meaning set forth in Section 10.2(a).
“Bank New Mark” has the meaning set forth in Section 9.2(a).
“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any other applicable state or federal bankruptcy, insolvency, moratorium or other similar law, and all laws relating thereto.
“Billing Cycle” means the interval of time between regular periodic Billing Dates for an Account.
“Billing Date” means, for any Account, the last day of a Billing Cycle as of when the Account is recorded as billed.
“Billing Statement” means a summary (in electronic or paper form), including among other information contemplated by this Agreement, a summary of Account credit and debit transactions for a Billing Cycle including past due account information, Loyalty Program information and any other information required by Applicable Law.
“BIN” has the meaning set forth in clause (c) of Schedule 2.8.
“Business Day” means any day, other than a Saturday or Sunday, on which Nordstrom, Company Bank and Bank are all open for business.
“Cardholder” means any individual who is issued a Company Credit Card (including, as applicable in accordance with the context of the reference herein, any Person contractually obligated under a Credit Card Agreement and any authorized user(s) of an Account).
“Cardholder Data” means (i) all Cardholder Lists and (ii) all personally identifiable information relating to a Cardholder or Applicant obtained by or on behalf of Bank (including by or on behalf of Company in its capacity as servicer (but without limiting the status of such information as Shopper Data to the extent set forth in the definition thereof)) in connection with the Cardholder’s application for or use of a Company Credit Card or Account or otherwise obtained by or on behalf of Bank (other than from or on behalf of Company or its Affiliates and their subcontractors, except in Company’s capacity as servicer), including all transaction and experience information collected by or on behalf of Bank (including by or on behalf of Company in its capacity as servicer hereunder (but without limiting status of such information as Shopper Data to the extent set forth in the definition thereof)) with regard to each purchase charged by a Cardholder using his or her Company Credit Card. Certain data can constitute both Cardholder Data and Shopper Data hereunder, in which case Company’s rights and obligations in respect thereof shall be those rights and obligations applicable to Shopper Data, without regard to the rights and obligations (and any restrictions thereon) with respect to Cardholder Data.
“Cardholder Indebtedness” means (i) all amounts owing by Cardholders with respect to Accounts, including outstanding loans, cash advances and other extensions of credit, finance charges (including accrued interest), late payment fees, and any other fees, charges and interest on the Accounts, in each case, whether or not posted and whether or not billed; less (ii) any credit balances owed to Cardholders, any credits associated with returns, and any similar credits

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or adjustments with respect to the Accounts, in each case whether or not posted and whether or not billed.
“Cardholder List” means any list (whether in hardcopy, magnetic tape, electronic or other form) compiled by or on behalf of Bank that identifies Cardholders (including any list compiled by or on behalf of Company in its capacity as servicer hereunder (but excluding any list compiled by Company from Shopper Data in accordance with marketing or other rights of Company)), including any such list so compiled that includes the names, addresses, email addresses (as available), telephone numbers or social security numbers of any or all Cardholders.
“Chargeback Event” has the meaning set forth in Schedule 8.1.
“Charge Transaction Data” means the transaction information required to authorize, process and settle each purchase of Nordstrom Goods and/or Services charged to an Account and each return of such Nordstrom Goods and/or Services or other adjustment for credit to an Account.
“Clean Up Call Option” means Company’s option to purchase the Existing Receivables if (i) the outstanding balance of Existing Receivables on the Program Purchase Date or other purchase date agreed upon by the parties, as applicable, is ten percent (10%) or less of the outstanding balance of Existing Receivables on the Closing Date, and (ii) Company’s cost of servicing the Existing Receivables, assuming Company does not purchase the remainder of the Program Assets, is or is expected to be greater than Company’s servicing revenue for the Existing Receivables.
“Closing Date” has the meaning set forth in the Purchase Agreement.
“Co-Branded Account” means an open-ended consumer credit account (or an Interest Free Payment Plan) subject to the Program that, except in the case of Company Transactions to the extent set forth in Section 7.2, settles through the Network and may be used where Network Credit Cards are accepted. For the avoidance of doubt, Co-Branded Accounts shall not include Employee Accounts, Corporate Accounts or any accounts issued under a Second Look Program.
“Co-Branded Credit Card” means a consumer Credit Card that bears a Company Licensed Mark and the trademarks, tradenames, service marks, logos or other proprietary source indicators of the Network and that may be used to access a Co‑Branded Account.
“Company” has the meaning set forth in the preamble.
“Company Bank” has the meaning set forth in the preamble.
“Company Channels” means (i) all Stores owned or operated by Company or its Affiliates (including Licensee departments therein to the extent contractually permitted by Company) except for (A) any such physical stores of an Acquired Retailer, unless the Acquired Retailer Portfolio thereof is integrated into the Program in accordance with Section 12.1 and Schedule 12.1 and (B) physical stores branded with the Hautelook or Trunk Club Company Licensed Marks until such time as Company designates such physical stores as Company Channels, (ii) all other retail establishments or retail sales channels (including mail order,

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catalog, E-Commerce Access Points or “off-price” channels) that are owned or operated by Company or its Affiliates (including Licensee departments therein to the extent contractually permitted by Company) and are branded with a Company Licensed Mark or a mark including the Company name except for (A) any such retail establishment or retail sales channel of an Acquired Retailer, unless the Acquired Retailer Portfolio thereof is integrated into the Program in accordance with Section 12.1 and Schedule 12.1 and (B) retail establishments branded with the Hautelook or Trunk Club Company Licensed Marks until such time as Company designates such retail establishments as Company Channels, and (iii) all other retail establishments or retail sales channels owned or operated by Company or its Affiliates and designated as a Company Channel by Company.
“Company Credit Card” means a Private Label Credit Card and/or Co-Branded Credit Card, as applicable; the term “Company Credit Cards” means Private Label Credit Cards and Co-Branded Credit Cards collectively.
“Company Designee” has the meaning set forth in Section 3.3(b).
“Company Event of Default” means the occurrence of any one of the events listed in Section 13.1 with respect to Company, or listed in Section 13.3.
“Company Indemnified Parties” has the meaning set forth in Section 16.2.
“Company Interim Servicing Period” has the meaning set forth in Section 15.3(a).
“Company Licensed Marks” means the trademarks, tradenames, service marks, domain names, logos and other proprietary source indicators of Company or its Affiliates listed on Schedule 1.1(a)(ii) as may be modified by Company from time to time in accordance with Section 9.2(a), together with the tradename of Company, and any successor trademarks, tradenames, service marks, domain names, logos and proprietary source indicators that Company adopts as successors to those listed on Schedule 1.1(a)(ii) in the event Company elects to cease using any of those listed on such Schedule 1.1(a)(ii).
“Company Material Adverse Effect” has the meaning set forth in Section 10.1(a).
“Company New Mark” has the meaning set forth in Section 9.2(a).
“Company Transaction” means any purchase or return of Nordstrom Goods and/or Services through a Company Channel, including from a Licensee, using an Account; and the amount of Company Transactions for any period shall be calculated as the amount of such purchases, net of the amount of such returns, during such period.
“Competing Retailer” has the meaning set forth in Schedule 1.1(b).
“Compliance Manager” has the meaning set forth in Section 4.8(a).
“Compliance Management Program” means compliance management programs, policies and implementing procedures established, approved and documented by the parties’ Compliance

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Managers from time to time in accordance with Section 4.8 of this Agreement designed to ensure compliance with Applicable Law with respect to the Program.
“Confidential Information” has the meaning set forth in Section 11.1(a).
“Corporate Account” means an open-ended Credit Card account that is not a consumer account established primarily for personal, family or household purposes, including any such accounts issued to individuals (including Company employees) for business purposes and any such accounts issued to business entities. Corporate Accounts may be private label or co-branded Credit Card accounts.
“Credit Card” means a credit card or other tangible or intangible access device, such as an account number, pursuant to which the cardholder or authorized user may do any or all of the following: purchase goods and services, obtain cash advances, and/or transfer balances, in each case through open-end revolving credit (including a deferred payment plan), commonly known as a credit or charge card; provided that the term does not include: (i) any gift card; (ii) any debit card, smart card, stored value card, electronic or digital cash card or any other card that does not provide the holder thereof with the ability to obtain credit other than through an overdraft line or similar feature; (iii) any secured card, including any card secured by a lien on real or other property or by a deposit; (iv) any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account; or (v) any credit or charge card designated as a corporate credit or charge card. For purposes of this Agreement, an intangible access device shall be deemed to “bear” a trademark if the association or identification between such trademark and the credit product accessed by such access device is similar in nature and intent to the association or identification created by imprinting such trademark on a card-accessed credit product.
“Credit Card Agreement” means each agreement between Bank and a Cardholder governing the use of an Account, including agreements assigned to Bank pursuant to the Purchase Agreement, together with any amendments, modifications or supplements which now or hereafter may be made to such agreement (and any replacement of such agreement).
“Credit Card Application” means the credit application which must be completed and submitted by individuals who wish to become Cardholders.
“Credit Card Documentation” means, with respect to the Accounts, all Credit Card Applications, Credit Card Agreements, Company Credit Cards, Program Privacy Policies, documentation containing the terms and conditions of any Loyalty Program mailed or sent to Cardholders, all Billing Statements and all online material that displays Account content (in each case whether the foregoing are in electronic or paper form).
“Customer Experience Practices” has the meaning set forth in Section 4.19(a).
“Customer Service Communications Protocol” has the meaning set forth in Section 4.4(f).
“Disclosing Party” has the meaning set forth in Section 11.1(d).

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“Disclosure Schedule” means, with respect to Company or Bank, a schedule entitled “Disclosure Schedule to the Credit Card Program Agreement” delivered as part of this Agreement to the other party on the date of this Agreement setting forth, among other things, items in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations or covenants contained in this Agreement; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation will not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had, or is reasonably expected to result in, a Company Material Adverse Effect or a Bank Material Adverse Effect.
“Discover” means Discover Financial Services and its Affiliates, successors and assigns.
“Dispute” has the meaning set forth in Section 3.5(a).
“E-Commerce Access Points” mean websites, mobile sites, mobile applications, or other electronic or virtual access points.
“Effective Date” has the meaning set forth in the preamble.
“Employee Account” means a Credit Card account originated by Company Bank as to which the obligor is an individual who is eligible for any employee discount offered by Company; provided, however, that (i) any Account originated by Bank pursuant to this Agreement shall not thereafter become an Employee Account even if such Account is issued to an individual who is or thereafter becomes eligible for an employee discount offered by Company and (ii) any Credit Card account originated by Company Bank as an Employee Account shall remain an Employee Account thereafter regardless of whether or not any obligor on such Credit Card account remains eligible for any employee discount offered by Company.
“Enhancement Product” has the meaning set forth in Section 5.4.
“Executive Committee” has the meaning set forth in Section 3.3(a).
“Existing Receivables” means as of the Program Purchase Date or the other purchase date with respect thereto contemplated by this Agreement, the Gross Receivables purchased by Bank on the Closing Date pursuant to the Purchase Agreement that remain outstanding on such date.
“FDIC” has the meaning set forth in Section 10.1(a).
“Force Majeure Event” has the meaning set forth in Section 17.18.
“Fraud” has the meaning set forth in Schedule 1.1(b).
“Freeze Period” has the meaning set forth in Schedule 1.1(b).

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“GAAP” means accounting principles generally accepted in the United States, consistently applied.
“Governmental Authority” means any federal, state or local domestic, foreign or supranational governmental or regulatory authority, agency, court, tribunal, commission or other governmental or regulatory entity of applicable jurisdiction. For clarity, Governmental Authorities include the Board of Governors of the Federal Reserve System, the OCC, the FDIC, the Consumer Financial Protection Bureau and the Office of the Superintendent of Financial Institutions (Canada).
“Gross Receivables” has the meaning set forth in the Purchase Agreement.
“Guaranty” has the meaning set forth in the recitals.
“Guidelines” has the meaning set forth in Section 6.1(c).
“Incidental Company Channels” has the meaning set forth in Schedule 1.1(b).
“Indemnified Party” has the meaning set forth in Section 16.3(a).
“Indemnifying Party” has the meaning set forth in Section 16.3(a).
“Initial Term” has the meaning set forth in Section 14.1.
“Inserts” has the meaning set forth in Section 5.3(a).
“In-Store Payment” means any payment on an Account made in a Store by a Cardholder or a Person acting on behalf of a Cardholder.
“Integration Committee” has the meaning set forth in Section 3.3(a).
“Integration Plan” has the meaning set forth in Section 2.1(b).
“Intellectual Property” means, on a worldwide basis, any and all: (i) copyrights, copyrighted works and works of authorship including software; (ii) trade secrets; (iii) patents, designs, inventions, algorithms and other industrial property rights; (iv) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (v) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing) but excluding trademarks, tradenames, service marks, domain names, logos and other proprietary source indicators and any data that constitutes Cardholder Data or Shopper Data.
“Interest Free Payment Plan” has the meaning set forth in Schedule 1.1(b).
“Interim Servicing Period” has the meaning set forth in Schedule 1.1(b).
“Key Employees” has the meaning set forth in Section 2.7.

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“Key Program Management Resources” has the meaning set forth in Section 3.2(b).
“Knowledge” means (i) with respect to Company, the actual knowledge of any of the individuals listed on Schedule 1.1(a)(iii) or, in each case, any other individual holding the same or most similar functional position with respect to the Program at Company; and (ii) with respect to Bank, the actual knowledge of any of the individuals listed on Schedule 1.1(a)(iv) or, in each case, any other individual holding the same or most similar functional position with respect to the Program at Bank, in each case as referred to in clause (i) or (ii), after reasonable inquiry of the direct reports of such listed individuals.
“LCMP” has the meaning set forth in clause (g) of Schedule 4.8.
“LIBOR” means the average of the rate for deposits in United States dollars for a one-month period which appears on Reuters Screen LIBOR01 Page or on such comparable system as is customarily used to quote LIBOR as of 11:00 a.m., London time, on each day during which any overpayment or underpayment by any party of amounts owed under this Agreement remains outstanding and unremedied.
“Licensee(s)” means any Person(s) authorized by Company or any of its Affiliates to operate in and sell Goods and/or Services from Company Channels or under the Company Licensed Marks.
“Losses” has the meaning set forth in Section 16.1.
“Loyalty Program” has the meaning set forth in Section 5.1(b).
“MasterCard” means MasterCard Incorporated and its Affiliates, successors and assigns.
“Net Credit Card Revenue” has the meaning set forth in Schedule 8.1.
“Network” means (i) Visa, MasterCard, American Express, Discover, and their respective payment systems, or (ii) any other payment system mutually agreed by the parties, supporting the authorization, clearing and settlement of transactions in which Co-Branded Cards are tendered in payment, which payment system shall be determined in accordance with Section 2.8.
“Network Fees” means any membership, transaction or other fees, assessments or charges that at any time are imposed by the Network on issuers of Credit Cards in the Network.
“Network Rules” means the bylaws, procedures, rules and regulations of the Network, as applicable to the Program.
“Network Transaction” means a purchase, return, or cash advance, using a Co-Branded Account other than in a Company Channel; and the amount of Network Transactions for any period shall be calculated as the amount of such purchases and cash advances, net of the amount of such returns, during such period.
“New Account Terms” has the meaning set forth in Section 2.3(a).

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“Nominated Purchaser” has the meaning set forth in Section 15.2(a).
“Non-Personally Identifiable Information” means information that does not identify a consumer, such as aggregate information or blind data that does not contain personal identifiers such as account numbers, names, or addresses.
“Nordstrom” has the meaning set forth in the preamble.
“Nordstrom Goods and/or Services” means the products and services, which may include financial products and services, sold by or through Company Channels, including delivery services, shipping and handling, and work or labor to be performed for the benefit of Shoppers through the Company Channels.
“OCC” means the Office of the Comptroller of the Currency.
“Operating Committee” has the meaning set forth in Section 3.3(a).
“Other Company Marks” means any trademarks, tradenames, service marks, domain names, logos and other proprietary source indicators of Company or its Affiliates and used in their retail businesses, other than the Company Licensed Marks.
“Payment Card Industry Data Security Standards” means the Payment Card Industry Data Security Standards maintained by the PCI Security Standards Council, LLC, or any successor organization or entity.
“Payment Channel” has the meaning set forth in Section 4.7(b).
“Person” means and includes any individual, partnership, joint venture, corporation, company, bank, trust, unincorporated organization, or any Governmental Authority.
“Precedential Governmental Action” has the meaning set forth in Schedule 1.1(b).
“Private Label Account” means an open‑ended consumer credit account (including a deferred payment plan) subject to the Program that may be used only in Company Channels and, in the case of certain Purchased Accounts originated by Company Bank prior to the Effective Date, to obtain cash advances from automatic teller machines through the Visa/Plus ATM Network. For the avoidance of doubt Private Label Accounts shall not include Employee Accounts, Corporate Accounts or any accounts issued under a Second Look Program, and new Private Label Accounts originated after the Effective Date may not be used to obtain cash advances from automatic teller machines unless mutually agreed by the parties.
“Private Label Credit Card” means a consumer Credit Card that bears a Company Licensed Mark and may be used to access a Private Label Account.
“Program” means the Credit Card program established by Company and Bank as provided herein, including the offering of Credit Card Applications to Applicants, the origination of new Accounts by Bank, the extension of credit on Accounts by Bank, all marketing, servicing and Account management activities (including billings and collections), accounting between the

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parties and all other aspects of the customized program specified herein, and all other aspects of the customized credit plan specified herein and in Credit Card Agreements.
“Program Assets” means the Accounts (including Accounts written off and not sold prior to the Termination Date); all rights under the Account Documentation; the Cardholder List and Cardholder Data; all Cardholder Indebtedness (subject to Section 17.2), but, to the extent set forth in Section 15.2(d), excluding the Existing Receivables except to the extent otherwise provided in such Section; all BINs and unique Account identifiers relating to the Accounts; and all rights, claims, credits, causes of action and rights of set-off against third parties to the extent relating to the Accounts (in each case, whether held by Bank or another Person), but excluding any direct contract rights under agreements not being assigned to Company or its Nominated Purchaser.
“Program Decision Matters” has the meaning set forth in Section 3.4.
“Program Generated Shopper Data” has the meaning set forth in Section 6.1(b).
“Program Manager” has the meaning set forth in Section 3.2(a).
“Program Materials” means the following documents and materials used connection with the Program: the Credit Card Documentation (which may at Company’s election include multiple Credit Card plastic designs indicating Loyalty Program or other status of the relevant Cardholders), Solicitation Materials, promotional materials relating to the Loyalty Program and to any Enhancement Products, advertising copy and scripts, change in terms notices, and customer service communications, including form servicing letters, corrections letters, complaint responses, dispute letters, adverse action letters and collections letters.
“Program Privacy Notice” means the privacy notice to be provided by or on behalf of Bank to Cardholders in connection with the Program, the initial form of which is attached hereto as Schedule 6.2(b), as such privacy notice may be amended from time to time by mutual agreement of the parties, subject to Section 4.8.
“Program Purchase Date” has the meaning set forth in Section 15.2(c).
“Program Risk Management Policies” has the meaning set forth in Schedule 1.1(b).
“Purchase Agreement” has the meaning set forth in the recitals.
“Purchase Notice” has the meaning set forth in Section 15.2(b).
“Purchase Option” has the meaning set forth in Section 15.2(a).
“Purchased Accounts” means the Private Label Accounts and Co-Branded Accounts existing as of the Closing Date and purchased by Bank pursuant to the Purchase Agreement.
“Purchased Account Terms” has the meaning set forth in Section 2.3(b).
“Receiving Party” has the meaning set forth in Section 11.1(d).

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“Relevant Laws” has the meaning set forth in Section 4.16(a).
“Renewal Term” has the meaning set forth in Section 14.1.
“Requesting Party” has the meaning set forth in clause (d) of Schedule 4.14.
“Restricted Party” has the meaning set forth in Section 2.7.
“Risk Event” has the meaning set forth in Schedule 1.1(b).
“Risk Management Policies” has the meaning set forth in Section 4.5(b).
“Risk Manager” has the meaning set forth in Section 4.5(a).
“Second Look Program” has the meaning set forth in clause (j) of Schedule 4.5.
“Sellers” has the meaning set forth in the recitals.
“Service Level Failure” has the meaning set forth in Schedule 4.12(a).
“Service Level Standards” has the meaning set forth in Section 4.12(a).
“Servicing” means the activities of Company as servicer of the Program undertaken pursuant to this Agreement, including the services performed by Company pursuant to Section 4.1 and Section 4.12, but excluding interactions with Cardholders and Applicants in Company’s role as a retailer.
“Shopper” means any Person who makes purchases of Nordstrom Goods and/or Services or otherwise uses, enters or accesses Company Channels.
“Shopper Data” has the meaning set forth in Schedule 1.1(b).
“Solicitation Materials” means documentation, materials, artwork, copy, brochures or other written or recorded materials, in any format or media (including television, radio, internet and social media), used to promote or identify the Program to Cardholders and potential Cardholders, including direct mail solicitation materials and coupons.
“Store” means a physical location branded with a Company Licensed Mark.
“Subsidiary” means, with respect to any Person (the “parent Person”), each other Person as to which the parent Person owns, directly or indirectly, a majority of the voting securities of such Person or controls the decisionmaking of the board of directors of such other Person or its equivalent governing body.
“Systems” means, with respect to any party, software, databases, computers, systems and networks owned, leased, licensed or operated by such party or its Affiliates or on behalf of such party or its Affiliates by third parties engaged by such party or its Affiliates; provided that a System shall not be a System of a particular party if access to or permission to use such System must be granted by the other party or its Affiliates.

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“Term” means the Initial Term and any Renewal Term.
“Termination Date” means (i) if Company exercises its Purchase Option, the later of (a) the date of expiration of the Term pursuant to Section 14.1 (or the effective date contained in any notice of termination pursuant to Section 14.2 or Section 14.3, if applicable), and (b) the Program Purchase Date, or (ii) if Company does not exercise its Purchase Option, the later of (a) the date of expiration of the Term pursuant to Section 14.1 (or the effective date contained in any notice of termination pursuant to Section 14.2 or Section 14.3, if applicable) and (b) the date that Company delivers written notice to Bank of its election not to exercise its Purchase Option (or the date that the Purchase Option expires in accordance with the terms of this Agreement without having been exercised, if applicable).
“Trademark Style Guide” means any rules governing the manner of usage of trademarks, tradenames, service marks, domain names, logos and other proprietary source indicators.
“Transaction” means any Company Transaction or Network Transaction.
“UCC” means the Uniform Commercial Code, as in effect from time to time in the State of New York or any other applicable jurisdiction.
“United States” means the fifty states of the United States, the District of Columbia, the Commonwealth of Puerto Rico, and any territory or possession of the United States or any political subdivision thereof.
“Visa” means Visa Inc. and its Affiliates, successors and assigns.
(b)    Certain other definitions are as set forth in Schedule 1.1(b).

Section 1.2.	Interpretation.
(a)    As used herein,
(i)    all references to a plural form shall include the singular form (and vice versa),
(ii)    unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar,”
(iii)    all references to “herein,” “hereunder,” “hereinabove” or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement,
(iv)    all references to “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,”
(v)    unless the context requires otherwise, references herein to a “party” mean the collective reference to the parties constituting Company, on the one hand, or to Bank, on the other hand, and

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(vi)    all references to Applicable Laws, Network Rules or agreements shall mean such Applicable Laws, Network Rules or agreements as amended and in effect; provided, however, that with respect to amendments to Network Rules announced after the Closing Date, Company’s obligations to comply with such Network Rules shall be limited to those amendments disclosed by Bank to Company or disclosed by the Network to Company (whether in its capacity as issuer or servicer).
(b)    This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.
(c)    All references herein to a Section (whether or not such reference also refers to a schedule) are deemed to include all the schedules associated therewith or referred to therein.
(d)    Further interpretive provisions are set forth in Schedule 1.2(d).
ARTICLE II

ESTABLISHMENT OF THE PROGRAM

Section 2.1.	General; Integration Plan.
(a)    Pursuant to the terms and conditions of this Agreement, Company and Bank shall establish and participate in the Program.
(b)    Schedule 2.1(b) sets forth an outline of categories of tasks necessary to complete the launch of the Program. Between the Effective Date and the Closing Date, the parties shall work together to supplement and modify Schedule 2.1(b) to ensure that it (i) comprehensively reflects the material matters, tasks and responsibilities to be addressed by the parties to ensure that the Program may be launched on a timely basis and without undue disruption of the parties’ respective operations and (ii) appropriately allocates the responsibility for such matters, tasks and responsibilities between the parties. Schedule 2.1(b), as may be modified by mutual agreement of the parties, is referred to herein as the “Integration Plan”. With respect to those tasks that a party must complete or as to which a party must provide assistance in order for the Closing Date to occur, each party shall use its commercially reasonable efforts to complete such tasks or render such assistance within the timeframes established in the Integration Plan.
(c)    From the Effective Date until the Closing Date, only the following provisions of this Agreement shall be effective, and only to the extent provided therein (or to the extent such applicability is reasonably apparent from the context of such Section, as applicable): ARTICLE I, Section 2.1, Section 2.4(b), Section 2.5, Section 2.7, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 4.4, Section 4.5, Section 4.8, Section 4.12(b), Section 4.14(b), Section 4.14(c), Section 4.15, the last sentence of clause (b) of Schedule 4.16, clause (c) of Schedule 4.16, the last sentence of Section 4.16(d), Section 4.16(e), Section 4.18, Section 4.20, Section 6.1(c), Section 8.3, ARTICLE IX, ARTICLE X, ARTICLE XI, ARTICLE XIII, ARTICLE XIV, Section 15.1(a), ARTICLE XVI (solely to the extent arising from the indemnification provisions of Sections 16.1(a), (b), (c), (d) or (m) or 16.2(a), (b), (c) or (f) arising from actions required by this Agreement to be taken prior to the Closing Date) and

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ARTICLE XVII (excluding Section 17.1 and Section 17.2). Without limitation by the foregoing, to the extent the parties’ respective rights or obligations under the foregoing provisions derive from Company’s capacity as servicer or from Bank’s capacity as owner, issuer and creditor with respect to the Accounts and the Cardholder Indebtedness, such rights and obligations shall become effective as of the Closing Date. For the avoidance of doubt, the parties acknowledge that Company and its Affiliates shall have and be entitled to exercise their rights and obligations under Applicable Law as owner, issuer and creditor with respect to the Accounts and the Cardholder Indebtedness (but subject to the restrictions and limitations of the Securitization Documents and the Purchase Agreement) prior to the Closing Date.

Section 2.2.	Credit Program.
(a)    Beginning as of the Closing Date, Bank shall (i) originate and issue new Private Label Accounts and issue new Private Label Credit Cards and (ii) originate and issue new Co-Branded Accounts and issue new Co-Branded Credit Cards, in each case, to Applicants that qualify for approval under the Program Risk Management Policies, and shall extend credit to such new Cardholders subject to the Program Risk Management Policies and otherwise in accordance with this Agreement.
(b)    Bank shall continue to extend credit to existing Cardholders (and shall continue to offer existing credit lines at a minimum), subject to the Program Risk Management Policies, through the same type of Company Credit Card held by the existing Cardholder on the Closing Date (i.e., Co-Branded Credit Card Cardholders will continue to have a Co-Branded Credit Card and Private Label Credit Card Cardholders will continue to have a Private Label Credit Card). Bank shall not convert Private Label Credit Cards to Co-Branded Credit Cards or Co-Branded Credit Cards to Private Label Credit Cards, except as mutually agreed upon by the parties.
(c)    Bank shall have the right, power and privilege to review periodically the creditworthiness of Cardholders to determine the credit limits to be made available to individual Cardholders and whether or not to suspend or terminate credit privileges of any Cardholder, in each case in accordance with the Program Risk Management Policies.

Section 2.3.	Account Terms.
(a)    Beginning as of the Closing Date, or such later date as shall be agreed by the parties, the terms and conditions for new Accounts (“New Account Terms”) shall be the terms and conditions applicable to the Purchased Accounts prior to the Closing Date except as set forth in Schedule 2.3(a).
(b)    Following the Closing Date, the terms and conditions for Purchased Accounts (“Purchased Account Terms”) shall continue unchanged from the terms and conditions applicable to such Purchased Accounts prior to the Closing Date except as set forth in Schedule 2.3(b).
(c)    Either party may propose changes to the Account Terms, and any changes in the Account Terms shall be implemented to the extent mutually agreed or otherwise to the extent provided in accordance with the procedures set forth in Sections 3.4, 3.5 and 4.8.

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(d)    Additional terms applicable to certain products are set forth in Schedule 2.3(d).

Section 2.4.	Change of Ownership; Reissuance of Company Credit Cards.
(a)    Change of Ownership. Company, as servicer for Bank, shall prepare and send by U.S. postal service first class mail or such other method as the parties mutually agree, as soon as reasonably practicable following the Closing Date, but in any event within thirty (30) days thereafter, a single notice (which may be delivered in such phases within such time period as Company shall determine maximizes efficiency and minimizes disruption to Company’s servicing and other operations) to all Cardholders with open Accounts or closed Accounts with balances as of the Closing Date (i) advising Cardholders of the change in ownership resulting from the Purchase Agreement, (ii) describing any amendments to the description of the terms and conditions of the Accounts made in accordance with Section 2.3(a) and (iii) setting forth the initial Program Privacy Notice as set forth in Schedule 6.2(b). The form, scope and content of such notice pursuant to this Section 2.4 shall be as mutually agreed, or to the extent not mutually agreed, as determined in accordance with Section 4.4. The allocation of costs with respect to such notice is set forth in Schedule 2.4(a).
(b)    Reissuance of Company Credit Cards. At Company’s sole cost and expense (unless otherwise mutually agreed by Company and Bank), Company shall issue new and reissue expired, lost or stolen Company Credit Cards and Company Credit Cards as a result of a Network change pursuant to Section 2.8. The parties’ agreement concerning reissuance of Company Credit Cards in connection with the launch of the Program is set forth in Schedule 2.4(b).

Section 2.5.	Exclusivity.
(a)    General. Subject to clause (a) of Schedule 2.5, except as otherwise provided in this Section 2.5 or Section 4.5, during the Term, Company agrees that neither Company nor any of its Affiliates will, either by themselves or pursuant to any agreement or arrangement (other than this Agreement) with any Person (other than Bank or its Affiliates), offer, market the origination of or issue in the United States a consumer Credit Card bearing a Company Licensed Mark or other mark using the Company name.
(b)    Acceptance of Payment Products. Except as set forth in clause (b) of Schedule 2.5, this Agreement does not restrict in any way Company’s rights to accept or, subject to Section 7.4, decline to accept any form of payment.
(c)    Promotion of Consumer Credit Payment Products. Except as set forth in clause (c) of Schedule 2.5, this Agreement does not restrict in any way Company’s rights to participate in promotions for consumer credit payment products that do not bear a Company Licensed Mark or other mark using the Company name.
(d)    International Consumer Credit Payment Products. Subject to clause (d) of Schedule 2.5, this Agreement does not restrict in any way Company’s rights or activities outside the United States.

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(e)    Other Products and Activities. Except as set forth in clause (e) of Schedule 2.5, this Agreement does not restrict in any way Company’s rights with respect to issuance or promotion of any payment products other than as set forth above in this Section 2.5 or in clause (b) of Schedule 5.1.
(f)    Second Look Program. Notwithstanding any restrictions in Section 2.5(a), Section 2.5(b) or Section 2.5(c), Company shall have the right at any time during the Term to establish a Second Look Program in accordance with and subject to the provisions set forth in clause (j) of Schedule 4.5.
(g)    Retail Portfolio Acquisition. Notwithstanding Section 2.5(a), Bank’s sole rights with respect to Credit Card portfolios acquired by Company or its Affiliates are set forth in Section 12.1.
(h)    Employee Accounts and Corporate Accounts. Notwithstanding any restrictions in Section 2.5(a), Section 2.5(b) or Section 2.5(c), Company Bank shall be entitled to continue to offer, own and maintain the Employee Accounts and Corporate Accounts, which Employee Accounts and Corporate Accounts and the indebtedness arising thereunder shall be deemed not to be a part of the Program. The additional provisions set forth in clause (h) of Schedule 2.5 shall apply to the Employee Accounts.
(i)    Other Company Marks. Certain provisions applicable in the event Company elects to issue a Credit Card bearing an Other Company Mark are set forth in clause (i) of Schedule 2.5.

Section 2.6.	Mobile Technology. The parties’ agreement concerning mobile technology is set forth in Schedule 2.6.

Section 2.7.	Non-Solicitation.
During the period from the Effective Date through the Termination Date and for a period of one (1) year thereafter, the officers and employees of each party and its Affiliates who are involved in the Program (each a “Restricted Party”) shall not directly or indirectly solicit, induce, recruit or encourage any of the employees of the other party or its Affiliates with whom the Restricted Party shall have had substantive contact through his or her involvement in the Program (such employees, “Key Employees”), to leave their employment, or attempt to solicit, induce, recruit, encourage or hire Key Employees, for the Restricted Party; provided, however, that such restrictions shall not apply to any solicitation, inducement, recruitment or encouragement of any Key Employee (a) who contacts the Restricted Party in response to a bona fide public advertisement for employment placed by the Restricted Party or its retained placement, referral or recruiting service and not specifically targeted at employees of the other party, (b) whose employment has terminated, subject to applicable restrictions that are known to the hiring party set out in the termination arrangement of such person, or (c) who contacts the Restricted Party through referrals made by a placement service which was not directed by the Restricted Party to specifically target employees of the other party.

Section 2.8.	Networks.

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The Network for all Co-Branded Credit Cards shall initially be the Network as set forth in Schedule 2.8. As of and following the Closing Date, Bank shall be a member of and shall at its sole expense have and retain all applicable licenses and authorities to issue Co‑Branded Credit Cards branded with the marks of such Network for so long as such Network remains the Network pursuant to this Agreement. The parties’ agreement concerning changes of the Network, Network fees and the maintenance of Network BINs and other BINs in connection with the Program are set forth in Schedule 2.8.
ARTICLE III
PROGRAM MANAGEMENT

Section 3.1.	Program Objectives.
In performing its responsibilities with respect to the management and administration of the Program, each party shall be guided by the following Program objectives, which shall in no event override or limit any of the express rights or obligations of the parties hereto:
(a)    To provide best-in-class customer experience for all Shoppers and Cardholders;
(b)    To drive and protect Company’s retail sales and profitability;
(c)    To increase the share and penetration of retail sales on Company Credit Cards;
(d)    To preserve and grow Company’s brand;
(e)    To deepen relationships with Shoppers and Cardholders;
(f)    To ensure Company’s customers are offered credit pursuant to the Program in a manner that complies with Applicable Law and safe and sound banking practices while taking into account the parties’ intent to maintain the competitiveness of the Program relative to the practices of Competing Retailers; and
(g)    To originate Accounts and encourage Company Credit Card usage to optimize Program economics for both Company and Bank on a basis that is in the best interests of Company, Bank and their respective Affiliates.

Section 3.2.	Program Managers; Other Program Management Resources.
(a)    Company shall appoint one Program manager (the “Company Manager”) and Bank shall appoint one Program manager (the “Bank Manager” and, together with the Company Manager, each a “Program Manager”). The Program Managers shall have substantial experience with retailer private label and/or co‑branded Credit Card programs. The Program Managers shall exercise day-to-day operational oversight of the Program and coordinate the interactions between Company and Bank. Company and Bank shall endeavor to provide stability and continuity in the Program Manager positions, but a party shall be entitled to change its Program Manager (with reasonable prior notice to the other party to the extent practicable). The initial Program Managers for Company and Bank shall be appointed by the respective parties as of the Effective

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Date; subject to the provisions set forth in Schedule 3.2(a). Bank shall regularly consult with Company regarding the performance of the Bank Manager and shall consider in good faith any issues of concern raised by Company with respect to the Bank Manager. The Program Managers shall review the day-to-day operations of the Program and carry out such other tasks as are assigned to them by this Agreement or jointly by the parties. Unless otherwise set forth in Section 3.3(e) of this Agreement, each party may rely on a consent and/or approval provided under this Agreement by the other party’s Program Manager, except for a consent and/or approval to amend this Agreement.
(b)    Bank shall make available to the Program the resources identified on Schedule 3.2(b)(i) (collectively, the “Key Program Management Resources”). Bank shall endeavor to provide stability and continuity in its Key Program Management Resources. Bank shall notify Company promptly in the event any of its Key Program Management Resources shall cease to act as such. Bank shall regularly consult with Company regarding the performance of its Key Program Management Resources and shall consider in good faith any issues of concern raised by Company with respect to its Key Program Management Resources. The parties’ agreement concerning certain work space arrangements is set forth in Schedule 3.2(b)(ii). Company shall use commercially reasonable efforts to accommodate additional Bank representatives from time to time as reasonably requested by Bank.
(c)    Each party shall maintain adequate levels of appropriately experienced staff, including with respect to compliance, legal matters, quality assurance, audit and collections, as needed to carry out its obligations under this Agreement.
(d)    The parties shall work in good faith to establish by mutual agreement appropriate protocols not inconsistent with the terms of this Agreement to the extent reasonably necessary to facilitate the management of the Program.

Section 3.3.	Committees.
(a)    Establishment of Committees. Company and Bank hereby establish three committees pursuant to this Agreement: (i) a Program operating committee (the “Operating Committee”), to oversee and review the conduct of the Program pursuant to this Agreement, (ii) a Program executive committee (the “Executive Committee”) with authority over the strategic direction of the Program, and (iii) a Program integration committee, which shall report to the Operating Committee (the “Integration Committee”), to coordinate and facilitate the integration of the parties’ respective responsibilities and functions in respect of the Program pursuant to this Agreement. After the integration is completed, as determined by the Operating Committee, the Operating Committee shall take action to dissolve the Integration Committee.
(b)    Composition of Committees. The Operating Committee shall consist of the number of members set forth on Schedule 3.3(b), and shall be comprised of an equal number of representatives designated by each of Company and Bank. One (1) of each party’s designees to the Operating Committee shall be such party’s Program Manager. The Program Managers designated by each party shall be the joint chairman of the Operating Committee. The Executive Committee shall consist of two (2) members, of whom an equal number shall be designated by each of Company and Bank. The Integration Committee shall consist of the number of members

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set forth on Schedule 3.3(b) and shall be comprised of an equal number of representatives designated by each of Company and Bank. Any member nominated to any of such committees by Company is herein referred to as a “Company Designee” and any member nominated to either such committee by Bank is herein referred to as a “Bank Designee”. The initial Company Designees and Bank Designees to the Operating Committee, the Executive Committee and the Integration Committee will be the Persons specified in Schedule 3.3(b). Each party shall at all times have among its designees on the Operating Committee its Program Manager and the Persons with responsibility and experience as set forth on Schedule 3.3(b). Company and Bank may each substitute its designees to the Operating Committee or the Executive Committee from time to time so long as its designees continue to satisfy the above requirements, provided that each party shall provide the other party with as much prior notice of any such substitution as is reasonably practicable under the circumstances.
(c)    Responsibilities and Proceedings of the Integration Committee. The Integration Committee shall be responsible for (i) periodically reviewing the status of technical and operational integration of the Program in accordance with the Integration Plan; (ii) overseeing implementation of the Integration Plan; (iii) reviewing changes made in the integration process of the Program and ensuring such changes are consistent with the Integration Plan or otherwise mutually agreed by the parties; and (iv) all other matters that the parties agree should be reviewed by the Integration Committee. All decisions of the Integration Committee shall be limited to ministerial aspects of the integration process and implementation of integration matters set forth in the Integration Plan or otherwise mutually agreed by the parties, and any material integration-related issues shall be referred by the Integration Committee to the Program Managers or the Operating Committee for decision. Each party shall have the right to remove or replace its appointees to the Integration Committee for any reason and at any time, and to fill any vacancy with respect to its designees. All decisions of the Integration Committee shall be unanimous decisions, with each party having one (1) vote, which may be allocated to any Integration Committee designee of such party (and which designee may be changed with respect to any matter under consideration without prior notice to the other party so long as only one (1) designee of each party shall vote on each matter). A quorum, consisting of at least one (1) member (or permitted substitute or delegate) from each of Bank and Company, must be present to transact business at any meeting. The Integration Committee shall meet (in person or telephonically) on a regular basis at such frequency as the parties shall agree. In addition, any member of the Integration Committee may call a special meeting by delivery of at least five (5) Business Days prior notice to all of the other members of the Integration Committee, which notice shall specify the purpose for such meeting and include the agenda of such meeting. Except to the extent expressly provided in this Agreement, the Integration Committee shall determine the manner in which meetings shall be called and all procedural matters relating to the conduct of meetings.
(d)    Responsibilities of Operating Committee. Except as otherwise specified herein, the Operating Committee shall have oversight responsibility and decision-making authority over the operation and conduct of the Program, including:
(i)    in each case in accordance with the other provisions of this Agreement addressing such matters, reviewing and approving any changes to (A) the terms and conditions of the Accounts or other products offered as part of the Program; and (B) the policies and

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procedures of the Program (including the Program Risk Management Policies, the Compliance Management Program and Servicing policies and procedures);
(ii)    tracking and maintaining records of changes to the policies and procedures (including the Program Risk Management Policies) of the Program;
(iii)    evaluating new Program features, including any products to be marketed to Cardholders;
(iv)    considering material changes proposed by Company to the Loyalty Program;
(v)    considering changes to the Network;
(vi)    reviewing actual and projected Program performance;
(vii)    evaluating Servicing activities and performance, including changes to the Service Level Standards applicable to the Program; and
(viii)    carrying out other tasks assigned to it by this Agreement.
(e)    Delegation of Operating Committee Authority. The Operating Committee shall have the authority to delegate its managerial or decision-making authority to the designated Bank Manager and Company Manager, who shall approve any such delegated responsibilities by mutual written agreement of such Program Managers, unless the Operating Committee expressly delegates a party’s unilateral decision-making or deadlock-breaking authority to the applicable Program Manager. In the event that the designated Program Managers are unable to agree on any matter (other than a matter as to which unilateral decision-making or deadlock-breaking authority has been delegated to a party’s Program Manager), such matter shall be referred to the Operating Committee for resolution. Notwithstanding the foregoing, the Operating Committee shall not delegate the authority to make changes to the Risk Management Policies or Compliance Management Program, which authority may only be exercised by the Operating Committee in consultation with the parties’ respective Risk Managers or Compliance Managers, respectively.
(f)    Proceedings of the Operating Committee. All decisions of the Operating Committee shall be unanimous decisions, with each party having one (1) vote, which may be allocated to any Operating Committee designee of such party (and which designee may be changed with respect to any matter under consideration without prior notice to the other party so long as only one (1) designee of each party shall vote on each matter). A quorum, consisting of at least one (1) member (or permitted substitute or delegate) from each of Bank and Company, must be present to transact business at any meeting. The Operating Committee shall meet (in person or telephonically) at least monthly at dates, times and locations to be mutually agreed upon by the parties; provided that, unless otherwise agreed by Company, not less than four (4) of such meetings annually shall be in person at the servicing location of Company in Centennial, Colorado. The agenda for such regular meeting of the Operating Committee shall be circulated at least one (1) Business Day prior to the date of such meeting. In addition, any member of the Operating Committee may call a special meeting by delivery of at least five (5) Business Days prior notice to all of the other members of the Operating Committee, which notice shall specify

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the purpose for such meeting and include the agenda of such meeting. Except to the extent expressly provided in this Agreement, the Operating Committee shall determine the manner in which meetings shall be called and all procedural matters relating to the conduct of meetings. The agenda for each regular meeting of the Operating Committee shall provide for an update by Bank regarding proposed and recent changes to Applicable Law of which Bank is aware and that are reasonably likely to affect the Program and Bank’s then-current assessment of how such changes may affect the Program and the obligations and activities of the parties in relation thereto.
(g)    Responsibilities and Proceedings of the Executive Committee. The Executive Committee shall be responsible for (i) periodically reviewing the Program; (ii) setting and reviewing strategy for the Program; (iii) overseeing competitive positioning of the Program; (iv) reviewing fundamental changes in the operation of the Program; and (v) all other matters that the parties agree should be reviewed by the Executive Committee. Each party shall have the right to remove or replace its appointees for any reason and at any time, and to fill any vacancy with respect to its designees. All decisions of the Executive Committee shall be unanimous decisions of both Executive Committee members. Both members of the Executive Committee shall be present at each meeting thereof. The Executive Committee shall meet (in person or telephonically) at least quarterly on the same dates on which regular meetings of the Operating Committee are being held. At each such regular meeting, the Operating Committee shall be invited to attend a portion of the meeting to present on such matters as either party may request. Unless otherwise agreed by Company, at least one (1) meeting of the Executive Committee each year shall be in person at the servicing location of Company in Centennial, Colorado. The agenda for such regular meeting of the Executive Committee shall be circulated at least one (1) Business Day prior to the date of such meeting. In addition, any member of the Executive Committee may call a special meeting by delivery of at least five (5) Business Days prior notice to the other member of the Executive Committee, which notice shall specify the purpose for such meeting. Except to the extent expressly provided in this Agreement, the Executive Committee shall determine the manner in which meetings shall be called and all procedural matters relating to the conduct of meetings.
(h)    Committee Records. Within seventy-two (72) hours after each meeting of the Operating Committee, Executive Committee or Integration Committee, as the case may be, Company or Bank shall cause one of its designees to prepare a draft meeting summary reporting the discussions conducted and the actions taken at such meeting. The responsibility for preparing such summary shall alternate between Company and Bank at each meeting, and the other party shall have an opportunity to comment on such draft summary. The parties shall cooperate to arrive at a mutually agreeable summary, which shall be circulated and retained as part of the records of Company and Bank.

Section 3.4.	Program Changes.
Subject to applicable requirements with respect to preservation of certain features of the Program contained in this Agreement and except as otherwise provided herein, either party may from time to time propose changes to features of the Program contemplated by this Agreement, including (i) the terms and conditions of the Accounts, (ii) any policies and procedures utilized in the Program, including the Risk Management Policies, Compliance Management Programs,

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Fraud Management Policies (subject to clause (l) of Schedule 4.5) and Program Privacy Notice, (iii) other features of the Program, or (iv) the operation or servicing of the Program (such matters contemplated to be subject to change pursuant to this Agreement, including the timing for implementation thereof, collectively, the “Program Decision Matters”). After a party proposes a Program Decision Matter, the Operating Committee or, if such authority has been delegated by the Operating Committee to the Program Managers pursuant to Section 3.3(e), the Program Managers, shall review, meet and discuss the proposal. In the event that the Operating Committee is unable to agree on any proposal that is a Program Decision Matter within fifteen (15) Business Days, then at any time thereafter during which the Program Decision Matter remains unresolved by the Operating Committee, any member of the Operating Committee may invoke the dispute resolution process set forth in Section 3.5 by delivering written notice thereof to the members of the Executive Committee and in accordance with Section 17.12. During such dispute resolution process, the Program shall continue unchanged.

Section 3.5.	Program Decision-making; Dispute Resolution.
(a)    In the event of (i) any Program Decision Matter submitted by a party pursuant to Section 3.4 for resolution pursuant to this Section 3.5, or (ii) any disagreement, controversy or claim between the parties directly or indirectly arising out of or relating to this Agreement (any such disagreement, controversy or claim, a “Dispute”) which the Operating Committee has been unable to resolve after good faith efforts, the Operating Committee shall refer such Program Decision Matter or Dispute to the Executive Committee. The Executive Committee shall promptly meet to review and discuss such Program Decision Matter or Dispute and shall use commercially reasonable efforts to resolve Program Decision Matters or Disputes within fifteen (15) Business Days after receiving notice of such escalation delivered in accordance with the procedures set forth in Section 3.4; subject to the provisions set forth in Schedule 3.5(a).
(b)    In the event the Executive Committee is unable to resolve a Program Decision Matter submitted by a party pursuant to Section 3.4 for resolution pursuant to this Section 3.5 within the timeframe set forth in Section 3.5(a), then (i) if this Agreement provides that Company or Bank, as applicable, has decision-making or deadlock-breaking authority with respect to such matter, then such party shall be entitled to resolve such matter, or (ii) if this Agreement does not so provide such decision-making or deadlock-breaking authority to Company or Bank, such Program Decision Matter shall remain open and the then-current practice shall continue until the parties mutually agree otherwise.
For the avoidance of doubt, any Dispute arising out of or relating to this Agreement regarding any matter other than a Program Decision Matter, including any Dispute regarding the interpretation of any provision of this Agreement with respect to the performance by either party hereunder, shall not be subject to the provisions of Section 3.5(b), and in the event the Executive Committee fails to resolve any such Dispute, nothing herein shall preclude a party from asserting any legal rights or remedies it may have in respect of such Dispute. Nothing in this Section 3.5 shall be construed to prevent or delay any party from exercising any termination rights hereunder or from seeking from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute.

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Section 3.6.	Firewalls. The parties’ agreement concerning firewalls is set forth in Schedule 3.6.
ARTICLE IV
PROGRAM OPERATION

Section 4.1.	Certain Responsibilities of Company as Servicer.
(a) In addition to its other obligations set forth elsewhere in this Agreement, the parties agree that, subject to the terms and conditions of this Agreement, Company shall service the Program, and Company’s obligation to provide such Servicing shall include the following activities, which shall be performed as provided in and subject to this Agreement and in accordance with Applicable Law, and in accordance with the Compliance Management Program, the Fraud Management Policies, the Customer Service Communications Protocol, the Program Privacy Notice and the Risk Management Policies, in each case to the extent applicable, and otherwise in accordance with Company’s practices in effect prior to the Effective Date as such practices may be modified by Company its discretion:
(i)    process Credit Card Applications in accordance with the Program Risk Management Policies;
(ii)    provide adverse action notices in connection with the Program as required to comply with Applicable Law, including for all adverse actions regarding Credit Card Applications, reductions in credit limits and closing of Accounts;
(iii)    subject to Section 2.4, produce and distribute new, replacement and reissued physical Company Credit Cards, provided that the cost of the reissuance of Company Credit Cards shall be allocated between Company and Bank as set forth in Section 2.4;
(iv)    process and authorize Transactions;
(v)    prepare, produce, process and mail or otherwise distribute all Credit Card Documentation and other communications to Cardholders; provided that the cost thereof in connection with the occurrence of the Closing Date shall be allocated in accordance with Section 2.4;
(vi)    (A) process and maintain a record of opt-outs and opt-ins pursuant to the Program Privacy Notice, as well as Cardholder do-not-call, email unsubscribe, and similar requests, in each case to the extent required to comply with Applicable Law and to any further extent that the parties may mutually agree; (B) make such opt-out, opt-in and contact management records available to Bank; and (C) cooperate with Bank in honoring such opt-outs, opt-ins and contact management requests in a manner compliant with Applicable Law;
(vii)    process payments on Accounts;
(viii)    administer and respond to Cardholder disputes (including Cardholder litigation, chargebacks, and Cardholder inquiries and information requests);

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(ix)    handle collection and recovery efforts with respect to Accounts, including initiating and handling associated litigation;
(x)    upon prior written approval by Bank, work with Bank to jointly pursue the sale of Accounts and/or Cardholder Indebtedness that have been written off to third parties, in each case in accordance with the Servicing policies and practices in effect prior to the Closing Date, as amended from time to time pursuant to this Agreement;
(xi)    maintain or cause to be maintained a data processing System for processing Credit Card Applications and servicing Accounts;
(xii)    provide Account management services in accordance with the Program Risk Management Policies, including identifying delinquencies, identifying collection efforts required, implementing collection efforts, and implementing credit-line adjustments, over limit authorizations and Account reactivation, deactivation or cancellation;
(xiii)    maintain call centers and perform Servicing functions as in effect as of the Closing Date or as enhanced at Company’s discretion or as otherwise required by this Agreement;
(xiv)    conduct monitoring and testing of operational and compliance functions, including compliance with Applicable Law, the Compliance Management Program and the Program Risk Management Policies and provide reporting to Bank regarding the results of such monitoring and testing in accordance with Section 4.10;
(xv)    track and resolve, to the extent required to comply with Applicable Law and the Servicing practices, and report to Bank on a regular periodic basis in accordance with Section 4.10 regarding Cardholder complaints, litigation, disputes and chargebacks related to the Program; and provide such information regarding particular complaints, litigation, disputes and chargebacks as Bank may reasonably request from time to time;
(xvi)    conduct and track new employee training and annual employee training for regulatory compliance;
(xvii)    process credit balance refunds;
(xviii)    perform security functions to reduce Fraud in the Program;
(xix)    implement anti-money laundering, Office of Foreign Assets Control and Bank Secrecy Act compliance procedures in accordance with the Program policies and procedures;
(xx)    in the event of any disaster affecting the geographic location in which any Cardholders reside, take, in consultation with Bank, such actions Company as servicer reasonably deems necessary to accommodate and assist affected Cardholders, which may include practices such as waiving finance charges and fees and other customer accommodations;

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(xxi)    undertake credit bureau reporting on Bank’s behalf and conduct dispute research and implement resolutions;
(xxii)    (A) maintain and implement a formal third party vendor management program that details selection, contracting and management procedures for material outsourcing relationships; (B) provide information to Bank derived from such vendor management program or otherwise reasonably requested by Bank to enable Bank to perform its obligations under Applicable Law with respect to oversight of Company’s vendors in relation to the Program; and (C) exercise its contractual rights, including termination rights, as appropriate to remediate noncompliance by vendors in connection with the Program with their obligations under agreements with Company or under Applicable Law, and keep Bank reasonably informed as to the status of any such remediation;
(xxiii)    maintain required data feeds and Systems contemplated by this Agreement to be maintained by Company; and
(xxiv)    implement any aspects of Program Decision Matters required of Company as servicer as determined in accordance with the provisions of this Agreement.

Section 4.2.	Certain Responsibilities of Bank.
In addition to its other obligations set forth elsewhere in this Agreement, the parties agree that Bank shall:
(a)    originate and extend credit on Accounts and, without limiting Company’s obligations under Section 4.3, fund Cardholder Indebtedness in accordance with the Credit Card Documentation and the Program Risk Management Policies;
(b)    comply with, or direct Company in its capacity as servicer to comply with, the terms of the Credit Card Documentation;
(c)    settle Company Transactions and Network Transactions in accordance with Section 7.2;
(d)    maintain required data feeds and Systems contemplated by this Agreement to be maintained by Bank;
(e)    ensure the Program’s compliance with Applicable Law, including with respect to Company’s role as servicer of the Accounts on behalf of Bank; and
(f)    implement any aspects of Program Decision Matters required of Bank as determined in accordance with the provisions of this Agreement.

Section 4.3.	Ownership of Accounts.
(a)    Subject to Company’s Purchase Option with respect to Program Assets, Bank shall be the sole and exclusive owner of the Accounts, Cardholder Indebtedness and Account Documentation, and shall have all rights, powers, and privileges with respect thereto as such

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owner. All purchases and cash advances in connection with the Accounts and the Cardholder Indebtedness shall create the relationship of debtor and creditor between the Cardholder and Bank, respectively. Bank shall fund all Cardholder Indebtedness on the Accounts. Company acknowledges and agrees that (i) it has no right, title or interest (except for its right, title and interest in the Company Licensed Marks and the Purchase Option) in or to, any of the Accounts or the Account Documentation related to such Accounts or any proceeds of the foregoing, and (ii) Bank extends credit directly to Cardholders.
(b)    Except as expressly provided herein, Bank shall be entitled to (i) receive from Company as servicer all payments made by Cardholders on Accounts, and (ii) retain for its account all Cardholder Indebtedness and such other fees and income authorized by the Credit Card Agreements and collected on behalf of Bank with respect to the Accounts and the Cardholder Indebtedness.
(c)    For so long as Company is the servicer of the Accounts, subject to and in accordance with Company’s record retention program as in effect as of the Effective Date, as such policy may be amended thereafter by Company, with the prior approval of Bank (which approval shall not be unreasonably withheld, conditioned or delayed), and for such additional time as Company by virtue of being servicer has any obligation under Applicable Law to retain such Account Documentation, Company shall hold and retain the Account Documentation following the Closing Date for the sole benefit of Bank and shall provide Bank access to any Account Documentation as Bank shall request.

Section 4.4.	Materials Developed and Used in Connection with the Program.
(a)    Company shall be responsible for designing, developing, preparing, producing and delivering all documents and materials used in connection with the Program, including all Program Materials. The parties’ agreement concerning the cost related to preparation, production and delivery of such documents is set forth in clause (a) of Schedule 4.4.
(b)    (i) Certain agreements of the parties with respect to review of initial Program Materials and changes thereto are set forth in clause (b)(i) of Schedule 4.4.
(ii) Certain agreements of the parties with respect to review of Program Materials that are customer service communications are set forth in clause (b)(ii)(A) of Schedule 4.4. With respect to any other Program Materials (other than those described in clause (b)(ii)(A) of Schedule 4.4) first utilized after the Closing Date or changes to any other Program Materials implemented after the Closing Date (other than those Program Materials not subject to prior Bank review pursuant to Section 4.4(e)), Company shall provide such Program Materials or changes thereto to Bank’s Compliance Manager prior to using such new or modified Program Materials, and Bank’s Compliance Manager shall provide in writing to Company’s Compliance Manager all changes Bank proposes to make to such Program Materials or changes thereto by the deadline specified by Company. Company shall use reasonable efforts to ensure that Company’s delivery of such materials for Bank’s review is not unreasonably delayed in light of Company’s production and distribution schedule and to provide Bank within the timeframe set forth in clause (b)(ii)(B) of Schedule 4.4. Notwithstanding the foregoing in this Section 4.4(b)(ii), if Company provides Bank a significant volume of Program Materials to review,

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Company shall use commercially reasonable efforts to give Bank a longer review period of a duration that is commensurate with the volume of such materials. Bank agrees that its review of retail advertising copy and scripts pursuant to this Section 4.4 shall be limited as set forth in clause (b)(ii)(C) of Schedule 4.4.
(c)    In the event that pursuant to the review process for Program Materials described in this Section 4.4, Bank’s Compliance Manager identifies any changes to Program Materials, Company’s Compliance Manager shall either cause such changes to be made to such Program Materials or, if the Compliance Managers are unable to resolve any dispute with regard to such Program Materials, either Compliance Manager may refer any disagreement regarding such proposed changes to the dispute resolution processes of Section 3.4 and Section 3.5.
(d)    The parties agree to resolve any deadlock regarding the Program Materials pursuant to clause (d) of Schedule 4.4. Except as otherwise provided in Section 4.4(e), and except with respect to customer service communications that are exempt from Bank’s prior review as set forth in the Customer Service Communications Protocol, Company shall not disseminate any new or changed Program Materials to Cardholders in the absence of compliance with the review process described in Section 4.4(b) (and the completion of the procedures in Section 3.4, Section 3.5 and Section 4.8, as applicable). With respect to Program Materials to be used commencing with the Closing Date and subject to review pursuant to Section 4.4(b)(i), modifications to such Program Materials arising from such review process shall be implemented as soon as reasonably practicable without adding undue disruption or expense to Company’s normal document production and fulfillment process, and Bank agrees that to the extent Company advises that implementing such modifications prior to the Closing Date would be reasonably likely to result in such disruption or expense, Company shall be entitled to phase in such modifications during a reasonable timeframe following the Closing Date.
(e)    Prior to the Closing Date, the Company Compliance Manager and Bank Compliance Manager shall mutually approve an advertising guide with respect to certain frequently used Program Materials (including customer service communications templates) agreed to by the Compliance Managers (as amended from time to time by mutual agreement of the Compliance Managers, the “Advertising Guide”). Company agrees that all Program Materials addressed in the Advertising Guide and produced by Company shall conform with the requirements of the Advertising Guide, except as otherwise set forth in the Compliance Management Program or as otherwise approved by Bank. The Advertising Guide will establish the parameters of when such designated Program Materials can be utilized without the prior review by Bank. In accordance with the Advertising Guide, Company shall be entitled to disseminate Program Materials that are addressed in and comply with the Advertising Guide without prior Bank review, but Bank’s Compliance Manager may request Company to provide any such Program Materials that have not previously been reviewed by Bank to Bank’s Compliance Manager in order to allow Bank to monitor Company’s compliance with the Advertising Guide. The Advertising Guide will be periodically, and not less frequently than annually, reviewed by the Compliance Managers, and Program Materials shall be modified to conform with any changes thereto.
(f)    Prior to the Closing Date, Company’s Compliance Manager and Bank’s Compliance Manager shall mutually approve a protocol that set forth Bank’s review and

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approval of customer service communications (as amended from time to time by the mutual agreement of the Compliance Managers, the “Customer Service Communications Protocol”). The Customer Service Communications Protocol shall, at a minimum, include the items identified in clause (f) of Schedule 4.4.
(g)    Company Licensed Marks shall appear prominently on the face of the Company Credit Cards. The Company Credit Cards shall not bear Bank Licensed Marks or Bank’s name on the front of the card and shall only bear Bank’s name on the back, subject to Section 2.4. The Co-Branded Credit Cards shall bear the appropriate Network trademark or service mark if required by Network Rules.

Section 4.5.	Risk Management.
(a)    Risk Managers. Company and Bank shall each appoint one risk manager for the Program (each, a “Risk Manager”). The Risk Managers shall jointly exercise day-to-day operational oversight of the risk management aspects of the Program and coordinate the interactions between Company and Bank with respect thereto. Company and Bank shall endeavor to provide stability and continuity in the Risk Manager positions. Each party may change its Risk Manager from time to time by notice to the other party, provided that any Risk Manager must have appropriate risk management experience related to consumer retail Credit Card programs.
(b)    Risk Management Policies. The parties shall each comply with the underwriting and risk management policies, procedures and practices for the Program, including policies, procedures and practices for Account origination, Transaction authorization, credit line assignment and management (including line increases and decreases and over-limit decisions), Account closures and charge-offs, and collections, all of which shall comply with Applicable Law (collectively, “Risk Management Policies”). The parties’ agreements concerning (i) the governance, change and review of the Program Risk Management Policies and (ii) Fraud management are set forth in Schedule 4.5.
Section 4.6.    Chargebacks. The parties agree that Network Transactions on Co‑Branded Accounts (but not any Company Transactions, whether or not such Transactions settle through the Network) shall be subject to generally applicable Network Rules with regard to chargebacks. Bank shall refer all disputes regarding Company Transactions to Company’s Servicing center for resolution and, in the event Company determines that the Cardholder is not obligated to pay the amount of such Company Transactions based the occurrence of a Chargeback Event, Bank shall be entitled to charge back to Company the amount of such Company Transaction, and the amount so charged back shall be set off against the amount otherwise payable by Bank pursuant to Section 8.1. Except as set forth in the immediately preceding sentence, Bank shall not charge back to Company any Company Transactions.

Section 4.7.	Payments.
(a)    Company shall have the exclusive right to effect collection of Cardholder Indebtedness as servicer on behalf of Bank, and Company shall exercise this right in accordance with Applicable Law, the Compliance Management Programs and the Risk Management

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Policies. Company may direct Cardholders to make payments payable to “Nordstrom” in its capacity as servicer or another reference to the brand under which the Company Credit Cards are offered. Company will hold all amounts collected in respect of the Company Credit Cards solely as agent for and on behalf of Bank, and such amounts shall be the property of Bank, and Company shall have no right or interest therein. In the event that any amount of money unrelated to the Program or to which Bank is not otherwise entitled is transferred to Bank by Company, Bank shall (i) hold all such amounts solely as agent for and on behalf of Company, (ii) have no right or interest therein, and (iii) cooperate with Company to remit such amount of money to Company as promptly as reasonably possible.
(b)    Company may accept payments made with respect to an Account in any commercially reasonably manner, including by mail, telephone, internet, through In-Store Payments, and other payment channels and methods Company may propose and Bank shall approve from time to time (which approval shall not be unreasonably withheld, conditioned or delayed) (each, a “Payment Channel”). Company shall issue receipts for such payments to the extent required to comply with, and in accordance with, Applicable Law.
(c)    Company shall include applicable payment data related to payments received in any Payment Channel with settlement data as set forth on Schedule 7.2(b).
(d)    Bank grants to Company a limited power of attorney (coupled with an interest) to sign and endorse Bank’s name upon any form of payment that may have been issued in Bank’s name in respect of any Account. Company shall, as necessary, provide proper endorsements on such items.
(e)    Company shall provide the reports described in Section 4.10 with respect to the collections activities (including pending litigation) of Company, and shall answer any reasonable questions, and provide such additional information, in respect of such litigation as Bank may reasonably ask or request.

Section 4.8.	Compliance Managers and Compliance Management Program.
(a)    Company and Bank shall each appoint one compliance manager for the Program (each, a “Compliance Manager”). The Compliance Managers shall establish appropriate Compliance Management Programs to govern the legal, regulatory and Network compliance aspects of the Program, including direction to enable Company’s day-to-day operational oversight of the Compliance Management Programs as servicer, and coordinate the interactions between Company and Bank with respect thereto, including any compliance remediation processes and with respect to the application of Applicable Law to the Compliance Management Programs. Each party shall comply with the Compliance Management Programs to the extent applicable to its activities and obligations under this Agreement. The parties’ agreement with respect to the initial Compliance Management Programs, changes thereto and certain other legal and compliance matters are set forth in Schedule 4.8.
(b)    In addition to the Program Decision Matters referred to in Section 4.8(a) and clause (a) of Schedule 4.8, the Compliance Managers shall also discuss from time to time any other legal, regulatory and Network compliance matters or questions relating to the Program,

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including any questions regarding the impact of Applicable Law on other Program policies and procedures and on the parties’ rights and obligations under this Agreement.
(c) through (e) [RESERVED]
(f)    The Bank Compliance Manager shall be provided with access to Company’s compliance-related policies and procedures to the extent related to the Program, including training materials and operational procedures, and shall be provided with access to Company compliance-related quality assurance reports and other results of compliance reviews, compliance risk assessments and internal audit reports relevant to the Program, Accounts and services performed by Company.

Section 4.9.	E-Commerce Access Points.
Company shall provide Company-branded Account management website(s) (or portions of Company-branded websites serving such function) that provide for substantially the same account management and automatic payment functionality, and contain or are associated with substantially the same material, links and functionality with respect to the Accounts and the Program as existed immediately prior to the Effective Date. Company may implement such additional content and functionality as Company shall determine in its reasonable discretion, subject to Applicable Law; provided that (i) any such changes to content relating to the Program shall be deemed Solicitation Materials subject to review pursuant to Section 4.4, (ii) any changes to such functionality that implicate compliance with Applicable Law shall be evaluated and approved in accordance with Section 4.8 and (iii) any changes to such functionality that impose costs on Bank shall require approval of Bank (which approval shall not be unreasonably withheld, conditioned or delayed). Upon the mutual agreement of the parties, and subject to satisfaction of Company’s and Bank’s web linking security and branding standards, there may be hyperlinks from Bank’s E-Commerce Access Points to Company’s E-Commerce Access Points and/or from Company’s E-Commerce Access Points to Bank’s E-Commerce Access Points.
Section 4.10.    Reporting. Following the Closing Date, Company shall provide to Bank the reports specified in Schedule 4.10 on the timeframes specified in Schedule 4.10 and such other reports and data as Bank shall be required to obtain from Company pursuant to or to enable Bank to comply with Applicable Law. The reports and timeframes identified on Schedule 4.10 may be modified from time to time by the mutual agreement of the parties. In addition to the reports identified on Schedule 4.10, each party shall reasonably cooperate with the other party to provide such other reports and data as are reasonably requested by the other party from time to time and can be produced without undue burden on the reporting party.

Section 4.11.	Servicing.
(a)    Company shall provide Servicing to Applicants and Cardholders in accordance with practices in effect prior to the Closing Date and the terms and conditions of this Agreement, as such practices may be modified from time to time subject to Section 4.11(b). Servicing shall be Company branded to the extent permissible under Applicable Law.
(b)    The agreement of the parties with respect to changes in the Servicing practices are set forth in Schedule 4.11(b).

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Section 4.12.	Servicing Locations and Standards.
(a)    Company, on behalf of Bank, shall service all Accounts under the Program in accordance with the terms and conditions of this Agreement, including Section 4.1(a), and the operational, technology and regulatory service level standards set forth in Schedule 4.12(a) (the “Service Level Standards”), with the primary purpose of achieving the Program objectives set forth in Section 3.1.
(b)    Schedule 4.12(b) sets forth a listing, and identifies each vendor that services the Accounts from locations outside the United States as of the Effective Date (and the locations from which those services are provided by each such vendor). Unless prohibited by Applicable Law, and without limiting Company’s obligation pursuant to Section 4.1(a)(xxii), Bank acknowledges and agrees that Company may continue to service Accounts using such vendors and such countries from which each such vendor provides the services it performs as of the Effective Date. Company shall provide Bank with prior written notice in the event any countries from which such services referenced in Schedule 4.12(b) are being performed will be changed. Company shall not (i) use a new vendor not listed on Schedule 4.12(b) and located outside the United States to service the Accounts, (ii) materially change the services provided by vendors that are listed on or added to Schedule 4.12(b) from time to time, or (iii) change the countries outside the United States from which such vendors service the Accounts, in each case without the prior written consent of Bank (which shall not be unreasonably withheld, conditioned or delayed).
(c)    Company and Bank shall formulate mutually agreeable protocols designed to enable Bank to monitor and evaluate inbound/outbound telephone contacts that Company has with Cardholders. Such protocols shall address the frequency and means of such access as well as to the extent such access will be conducted jointly or independently and whether such monitoring shall be on a real-time or recorded basis, provided that such protocols, at minimum, shall include the right of Bank to monitor Company’s Servicing operations at any time, including on-site, upon reasonable advance notice.
(d)    The parties agreement concerning “mystery shopping” activities is set forth on Schedule 4.12(d).
(e)    As between Company and Bank, Company shall retain all ownership or control rights in any E-Commerce Access Points or toll-free telephone numbers used by Company to service the Accounts, and Company shall continue to own or control such E-Commerce Access Points and, unless otherwise mutually agreed, such toll-free telephone numbers, after the Termination Date.

Section 4.13.	Transfer of Servicing to Bank.
(a)    General. Upon mutual agreement by the parties, Company may transfer some or all of the servicing functions to Bank pursuant to a transition plan and other terms and conditions, including economic terms and audit rights, that are mutually agreed upon by the parties in writing.

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(b)    Service Level Failure. Bank shall have the right, upon notice to Company, to assume (or cause a third party to assume), individual servicing functions related to specified Service Level Failures to the extent set forth in Schedule 4.12(a).
(c)    Effects of Servicing Transfer. Certain provisions regarding the rights of the parties and cost allocations in the event of an assumption of servicing by Bank (or a third party designated thereby) are set forth in Schedule 4.13.

Section 4.14.	Audits; Regulatory Examination.
(a)    Until the later of: (i) one (1) year following expiration or termination of this Agreement; and (ii) the date all pending matters relating to this Agreement (e.g., Disputes, tax assessments or reassessments) are closed, each party shall permit the other party or its agents and the Network (to the extent required by Network Rules), during normal business hours with reasonable advance notice and without unreasonable disruption to the audited party’s business, to visit the facilities of such party in order to inspect, audit and examine the facilities, Systems, books, records, personnel, processes and controls relating to the audited party’s performance of obligations under this Agreement. The parties agree as set forth in clause (a) of Schedule 4.14 with respect to such audits.
(b)     Schedule 4.14 sets forth certain other agreements of the parties with respect to audits of the parties and their subcontractors.
(c)    Each party agrees to allow any Governmental Authority asserting supervisory authority over either party (i) to inspect, audit, and examine the facilities, Systems, books, records, personnel, processes and controls relating to the obligations performed under this Agreement that are subject to such supervisory authority and to the audit and access requirements of Section 4.14(a) and Section 4.14(b) (or to accompany any supervised party in any such inspection, audit or examination), and (ii) to access and make copies of all internal audit reports (subject to any attorney-client privilege) and, subject to consent of the external auditor and any attorney-client privilege, to access all external audit reports prepared for the audited party (and any agreements with any such Affiliates, subcontractors or service providers shall authorize such access to the extent the service provided by such subcontractors or service providers require such access to comply with Applicable Law); provided, however, with respect to subcontractors party to agreements in effect on the date hereof as to which such access is not expressly granted, each party shall use its commercially reasonable efforts to amend such agreements prior to the Closing Date if necessary to authorize such access and will take the further actions referenced in clause (b) of Schedule 4.14 above failing such amendment. Each party shall, to the extent possible and as permitted by Applicable Law or the applicable Governmental Authority, provide the other Party with reasonable advance notice of any such inspection, audit or examination. Each auditing party shall bear its own costs of such inspection, audit and examination, including any costs of agents.
(d)    [RESERVED]
(e)    For avoidance of doubt, information provided pursuant to this Section 4.14 shall be subject to ARTICLE XI, including Section 11.1(b)(v).

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(f)    If an audit conducted pursuant to this Agreement reveals any error, deficiency or other failure to perform on the part of either party to this Agreement, that party will as soon as reasonably possible following the date on which it becomes aware of such error, deficiency or other failure to perform, and, in any event, no later than thirty (30) days following such date, deliver to the other party to this Agreement a corrective action plan that, if followed, will correct the error, deficiency or other failure to perform and execute the plan.
(g)    Until the later of: (i) seven (7) years after expiration or termination of this Agreement; and (ii) the date all pending matters relating to this Agreement (e.g., Disputes, tax assessments or reassessments) are closed, each party will maintain, and provide reasonable access to the other party of, all data, records, documents and other information relating to the Program and this Agreement. Either party will be relieved of its obligations pursuant to this subparagraph after the expiration or termination of the Agreement in respect of any data, records, documents and other information if that party: (i) has delivered to the other party a printed (or electronic, in a format which makes the same accessible by the other party) copy of the same; and (ii) has notified the other party in writing that the same will no longer be available through the access referred to in this subparagraph.

Section 4.15.	Disaster Recovery Plans.
Each of Company and Bank shall maintain in effect a disaster recovery and business continuity plan that is designed to ensure reasonable business continuity of critical functions, and that complies with Applicable Law and the requirements of Schedule 4.15. Each party shall notify the other party of any material changes to its disaster recovery and business continuity plan that may impact the Program. Each party will test such plan annually in accordance with its terms and will promptly initiate and implement in accordance with its terms such plan upon the occurrence of a disaster or business interruption.

Section 4.16.	Effectiveness of Controls.
(a)    The parties acknowledge that: (i) each party’s management and independent auditors are now and/or in the future may be required under the Sarbanes-Oxley Act of 2002 and related regulations and the Federal Deposit Insurance Corporation Improvement Act of 1991 and related regulations (collectively, the “Relevant Laws”) to, among other things, assess the effectiveness of its internal controls over financial reporting and state in its report whether such internal controls are effective; and (ii) because each party has entered into a significant transaction with the other as described in this Agreement, the controls used by the parties (including controls that restrict unauthorized access to Systems, data and programs) are relevant to each party’s evaluation of its internal controls. Having acknowledged the foregoing, and subject to the terms of Section 4.14 and Section 4.16, each party hereby agrees to cooperate with the other party and its independent auditor as reasonably necessary to facilitate such party’s ability to comply with its obligations under the Relevant Laws.
(b)    Company will: (i) maintain an internal controls structure pertaining to the Program in such manner and at such times as is consistent with the practices of well-managed operations performing services substantially similar to Company’s obligations set forth in this Agreement, and (ii) cause to be conducted by a nationally recognized external auditor, as

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requested by Bank but no more frequently than annually in the case of each item referred to in clauses (A) and (B), (A) SSAE 16 (Type II) SOC 1 audits covering financial controls over not less than a twelve (12) month period ending not earlier than August 1 and not later than August 31 (or another mutually agreed upon timeline), and (B) SOC 2 (Type II) audits covering trust service principles over not less than a twelve (12) month period ending not earlier than August 1 and not later than August 31 in respect of each of its data centers and facilities from which Program services (including back-up or disaster recovery services) are provided, covering IT application and data security controls, including controls related to Payment Card Industry Data Security Standards applicable to the Program. Prior to conducting audits pursuant to subsection (ii), the parties will mutually agree on the Person that will perform such audits and the controls to be assessed, the in-scope business and technical processes, and the reports to be produced, which, in any event, will include the description and results of such assessments. Bank may request Company to add to or modify the scope of any assessments and reports if required to fulfill Bank’s control obligations in connection with its annual audit or as required to comply with Applicable Law, and Company will not unreasonably withhold consent to such requests. Company will deliver the report of each such audit to Bank not later than September 30 of each year (or pursuant to a mutually agreed-upon timeline). At Bank’s request, any reports, tests or other summaries prepared by such independent audit or testing firm shall be addressed to Bank and Company. The parties’ agreement regarding the cost allocation in connection with the foregoing audits and testing and certain other matters is set forth in Schedule 4.16.
(c)    [RESERVED]
(d)    If Bank assumes any servicing obligations in connection with the Program, the parties shall mutually agree, each acting in good faith, regarding internal controls auditing and testing requirements may become applicable to Bank in light of Bank’s activities under this Agreement. In addition, Bank shall agree to undergo and share with Company such internal controls auditing and testing procedures that are required to comply with Applicable Law.
(e)     The parties agree that following the Effective Date an assessment of Company’s Systems related to the issuing and servicing of the Credit Cards of the Program shall be performed and completed prior to the Closing Date. Bank and Company shall mutually agree, each acting reasonably, on (i) the controls to be assessed, the in-scope Systems, and the report to be produced, which will include the description and results of the assessment, and (ii) the independent third party who will perform the assessment. Company shall provide Bank with the executive summary of the report and, if the report contains a deficiency, then prior to the Closing Date, Company shall deliver to Bank for review and approval a remediation plan that addresses any error, deficiency or other gap identified in the assessment. Company will execute such remediation plan in accordance with its terms and at its own expense. Bank shall pay all costs of the third party in completing the assessment and producing the report.

Section 4.17.	Taxes.
The parties’ agreement regarding sales tax recovery matters is set forth in Schedule 4.17.

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Section 4.18.	Systems.
(a)    Existing Company Systems. Company shall service the Program following the Closing Date by using the accounts receivable, credit, collections, call center and Servicing Systems existing on the Effective Date, as Company may alter such Systems from time to time in accordance with this Agreement. Company shall maintain or require its subcontractors to maintain all hardware, software, licenses, Systems-related infrastructure, and personnel necessary to service the Program following the Closing Date in compliance with the requirements of this Agreement (including all Service Level Standards) and Applicable Law.
(b)    Data Transmission. Company and Bank shall work together to develop a system for transmitting data and reports to each other or each other’s Affiliates or designated subcontractors in accordance with the requirements of this Agreement and Applicable Law. The parties shall mutually agree upon the system that will be used and shall develop a plan to implement such system as of the Closing Date. The parties’ agreement with respect to costs relating to the foregoing matters is set forth in clause (b) of Schedule 4.18.
(c)    Changes to Existing Systems. Except as otherwise provided herein, or as required to comply with Applicable Law (determined in accordance with Section 4.8) after the Effective Date, neither party shall, (i) without the prior approval of the other party, make any change to any of its Systems that would cause such party to be unable to perform any of its obligations, including causing the discontinuation of the delivery of any information required to be delivered by such party to the other party, required pursuant to this Agreement, (ii) without limiting the other party’s obligation to maintain Systems in accordance with Section 4.18(a), require the other party or its Affiliates or subcontractors to make any material change to its Systems (including Company’s point-of-sale Systems or equipment) or (iii) except to the extent otherwise provided in clause (f) of Schedule 4.5 or clause (e) of Schedule 4.8, require Company or any of its Affiliates or subcontractors to make a change to its Systems during a Freeze Period without Company’s consent (which consent shall not be unreasonably withheld, conditioned or delayed in light of a balancing of Company’s retail needs addressed by the Freeze Period against the issues being addressed by the Systems change). Notwithstanding the restrictions set forth in clauses (ii) and (iii), Company shall have the right to make changes to its Systems as a result of changing Company’s service providers in its ordinary course of business, and Bank shall make such adjustments to its System’s necessary to interface with Company’s Systems, provided that Company shall (A) coordinate with Bank to ensure that the timing of such System changes are designed to minimize disruption to Bank’s Systems and (B) reimburse Bank for any reasonable out-of-pocket expenses incurred by Bank as necessary to modify any interfaces to Bank’s Systems as are required by such changes of Company’s service providers. Subject to the foregoing, either party may make routine System changes without the other party’s approval. The terms set forth in clause (c) of Schedule 4.18 shall apply with respect to implementation of changes in Company’s Systems.
(d)    Systems Interfaces.
(i)    Following the Effective Date and prior to the Closing Date, the parties shall identify and set forth on Schedule 4.18(d)(i) the initial Systems interfaces that the parties mutually agree will be established as of the Closing Date and sustained between Company’s

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Systems and Bank’s Systems, including the Systems interfaces required to pass data between the parties.
(ii)    The parties shall cause such Systems interfaces to be maintained so that the operations of Company’s Systems are no less functional than prior to the Effective Date. Each party agrees to provide sufficient personnel to support the Systems interfaces required to be sustained by it in accordance with this provision. Except as otherwise provided herein, including in Section 8.3, or as otherwise agreed by the parties, each party shall pay its own costs and expenses associated with maintaining, modifying and enhancing its Systems interfaces. At termination or expiration, the parties, at their own expense, shall terminate applicable interfaces at a mutually agreed-upon time and in a manner consistent with Section 15.2 and Section 15.3.
(iii)    The parties’ agreement regarding onsite System access is set forth in clause (d)(iii) of Schedule 4.18.
(e)    Modifications and Additional Interfaces. All requests for (i) new interfaces between Company and Bank, (ii) modifications or enhancements to existing interfaces or (iii) termination of existing interfaces shall be subject to mutual agreement by the parties, except as otherwise provided herein or required to comply with Applicable Law (in which case as much prior notice as is reasonably practicable shall be provided by the party requiring the new, modified or terminated interface). Upon determination that new or modified interfaces will be established, the parties shall work in good faith to establish the requested interfaces or modify, enhance or terminate the existing interfaces, as applicable, on a timely basis. Except as otherwise mutually agreed upon by the parties, the party requesting the change shall be responsible for all costs and expenses of the other party with respect to the implementation of such change, including hardware, software, telecommunications and personnel costs associated with any new interface, interface modification, interface enhancement or interface termination.

Section 4.19.	Customer Experience Practices.
(a)    Without limiting any other rights of Company hereunder, and for the avoidance of doubt, Company shall have the right to conduct its business, including its policies, procedures and practices affecting employees and customers, in the Company Channels in a manner consistent with its customer experience practices described on Schedule 4.19(a) (the “Customer Experience Practices”) as in effect prior to the Closing Date. Such Customer Experience Practices may be modified from time to time in Company’s sole discretion and, subject to Section 4.19(b), nothing in this Agreement shall provide Bank with any right to impose, alter or affect the Customer Experience Practices.
(b)    Certain additional agreements of the parties with respect to the Customer Experience Practices are set forth in Schedule 4.19(b).

Section 4.20.	Insurance.
Each party shall maintain the insurance policies set forth on Schedule 4.20 in accordance with the terms and conditions set forth on Schedule 4.20.

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ARTICLE V

MARKETING OF THE PROGRAM

Section 5.1.	Company Responsibility to Market the Program; Loyalty Program.
(a)    Company shall make all marketing decisions in its reasonable discretion, including with respect to the design of the Program, product and Loyalty Program features, Program Material design, marketing channels, and other details of the Program, including the development of any Program marketing plans, subject to Section 4.4, Section 4.8 and clause (b) of Schedule 5.1. The parties agree to resolve any deadlock regarding marketing of the Program pursuant to clause (a) of Schedule 5.1.
(b)    Subject to the terms and conditions hereof, the Program shall include a feature whereby Cardholders are rewarded for Company Credit Card usage (“Loyalty Program”).
(c)    Certain other agreements relating to the Loyalty Program, modifications thereto and other loyalty or rewards programs or value propositions of the Company are set forth in Schedule 5.1.
(d)    Subject to Applicable Law, Company may, in its reasonable discretion, offer other ancillary benefits or incentives, including Company discounts or special promotions, to Cardholders or Shoppers from time to time.

Section 5.2.	Bank Marketing and Analytics Support.
Schedule 5.2 sets forth the agreement of the parties with respect to certain additional marketing and program growth support that may be provided by Bank.

Section 5.3.	Communications with Cardholders.
(a)    Company Inserts. Subject to Applicable Law (including Company’s obligations to ensure delivery of messages to Cardholders required to comply with Applicable Law to be set forth in Inserts, which shall take precedence over all other Inserts), Company shall have the exclusive right to communicate with Cardholders through use of inserts, fillers and bangtails (collectively, “Inserts”), including Inserts selectively targeted for particular classes of Cardholders, in any or all Billing Statements (including print and electronic Billing Statements). Subject to Section 4.4 with respect to the content of Inserts that are Program Materials, Company shall be responsible for the content and “look and feel” of, and the cost of preparing and printing any Inserts, including Inserts required to comply with Applicable Law. Bank shall provide Company reasonable advance notice of all Inserts required by Applicable Law to allow Company to coordinate the production, timing and content of all Inserts. Bank shall not have the right to communicate with Cardholders through the use of Inserts, other than as necessary for Bank to comply with any servicing obligations that Bank assumes pursuant to Section 4.13 or as otherwise mutually agreed by the parties in writing.
(b)    Billing Statement Messages. Subject to Applicable Law (including Company’s obligations to ensure delivery of messages to Cardholders required to comply with Applicable

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Law to be set forth in Billing Statement messages, which shall take precedence over all other Billing Statement messages), Company shall have the exclusive right to use Billing Statement messages, and Billing Statement envelope messages in any or all Billing Statements (including print and electronic Billing Statements) in each Billing Cycle to communicate with Cardholders, including via Billing Statement messages selectively targeted for particular classes of Cardholders. Company shall be responsible for preparing the content of all Billing Statement messages, including those required to comply with Applicable Law, subject to any prior review and approval by Bank of the content of messages that are Program Materials pursuant to Section 4.4. Bank shall provide Company reasonable advance notice of all messages that are required to comply with Applicable Law to allow Company to coordinate the implementation, timing and content of all statement messages. Bank shall not have the right to communicate with Cardholders through the use of Billing Statement messages or Billing Statement envelope messages, other than as necessary to comply with any servicing obligations that Bank assumes pursuant to Section 4.13 or as otherwise mutually agreed by the parties in writing.
(c)    Other Communications. Subject to Applicable Law and any Cardholder opt-out rights, Company shall have the exclusive right to communicate with Cardholders, including particular classes of Cardholders, through direct mail (including through catalogs, invitations, newsletters and postcards), e-mail, telephone messaging, text messaging and any other communication channel that Company deems appropriate. Company may communicate with Cardholders through these channels about any aspect of the Program, the Loyalty Program, and any other subject matter, in Company’s reasonable discretion, subject to any limitation set forth in this Agreement, including Section 2.5(a) and Bank’s review rights in Section 4.4 with respect to Program Materials and subject to Applicable Law and any Cardholder opt-out rights. Company also may use any such communication channels to communicate with Cardholders with respect to any matter required to comply with Applicable Law, and shall do so at Bank’s reasonable request. Bank shall not have the right to communicate with Cardholders through the use of such communication channels, other than to comply with any servicing obligations that Bank assumes pursuant to Section 4.13 or as otherwise mutually agreed by the parties in writing.
(d)    Substance of Communications. Subject to Section 2.5, Section 4.4, ARTICLE VI and Applicable Law, Company may use the methods of Cardholder communication described in this Section 5.3 to communicate with Cardholders, including, without limitation, to promote the Program (including any Enhancement Products), Nordstrom Goods and/or Services, and any other products or services in Company’s reasonable discretion; provided, however, that prior review and approval by Bank shall be required as to any Insert, Billing Statement message or any other direct communications marketing any third party’s goods and/or services that are of a type described in Schedule 5.3(d), which schedule shall be amended or supplemented from time to time by mutual agreement of the parties, which agreement shall not be unreasonably withheld, delayed or conditioned, to reflect products and/or services raising similar reputational issues to Bank as those reflected in such schedule as of the Effective Date, and any comments from any such review by Bank shall be resolved in accordance with the procedures set forth in Section 4.4. For the avoidance of doubt, and notwithstanding the provisions of this Section 5.3, Enhancement Products shall be offered to Cardholders only in accordance with and to the extent permitted by Section 5.4, and such Enhancement Products shall not be separately offered by Company through any other means.

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Section 5.4.	Enhancement Products.
Bank shall offer Credit Card enhancement products to Cardholders only as mutually agreed by the parties, including agreement with respect to a compensation arrangement for such additional products (each, an “Enhancement Product”). In addition, without the prior written consent of Company, Bank shall not offer, or permit any other Person to offer, any other products or services to Cardholders by use of Cardholder Data or on the basis of or by taking into account in any way their status as Cardholders.
ARTICLE VI
CARDHOLDER AND CUSTOMER INFORMATION

Section 6.1.	Customer Information.
(a)    All sharing, use and disclosure of information regarding Applicants, Cardholders and Shoppers shall be subject to the provisions of this ARTICLE VI. The parties acknowledge that while the same or similar information may be contained in Cardholder Data and Shopper Data, each such pool of data will be considered separate information subject to the specific provisions applicable to that data hereunder. By way of example and not limitation: (i) if a Shopper receives a Company Credit Card, Bank may use and disclose the Cardholder Data for all purposes permitted with respect to Cardholder Data hereunder, notwithstanding that the individual was a Shopper before becoming a Cardholder; and (ii) if a Cardholder makes a purchase of Nordstrom Goods and/or Services with a Company Credit Card, Company may use and disclose the Shopper Data relating to that purchase for all purposes permitted with respect to Shopper Data hereunder, notwithstanding that such information may also constitute (or include) Cardholder Data; and (iii) with respect to any data that constitutes both Cardholder Data and Shopper Data, Company shall be free to exercise all rights with respect thereto as Shopper Data under Section 6.3, but subject to this Article VI, without regard to any restrictions on the use or disclosure of Cardholder Data and Bank shall be free to exercise all rights with respect thereto as Cardholder Data under Section 6.2, but subject to this Article VI, without regard to any restrictions on the use or disclosure of Shopper Data.
(b)    Each party agrees that any unauthorized use or disclosure of Cardholder Data by either party, Shopper Data by Bank or Shopper Data that is also Cardholder Data and that was provided by Applicants or Cardholders in connection with the Program (“Program Generated Shopper Data”) by Company would cause immediate and irreparable harm for which money damages would not constitute an adequate remedy. In that event, the parties agree that injunctive relief shall be warranted in addition to any other remedies a party may have.
(c)    At a minimum, each party to the extent it possesses Cardholder Data, Bank to the extent it possesses Shopper Data, and Company to the extent that it possesses Program Generated Shopper Data, shall transmit, store and process such Cardholder Data and Shopper Data in accordance with Applicable Law and, subject to Company’s Disclosure Schedule, Payment Card Industry Data Security Standards, all as applicable to the Program. Company will keep Cardholder Data logically distinct from any data of its own, other customers or suppliers (i.e., “flagged”) so that (i) Company has the ability to avoid disclosure of Cardholder Data in

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conjunction with its disclosure of any other information to third parties, except to the extent such disclosure is permitted by this Agreement, and (ii) Company can readily locate Cardholder Data. Without limiting the foregoing, Company and Bank will each establish, maintain and implement (and each party shall require each of its subcontractors receiving Cardholder Data, and Bank shall require each of its Affiliates and subcontractors receiving Shopper Data, and Company shall require each of its Affiliates and subcontractors receiving Program Generated Shopper Data to establish, maintain and implement) an information security program, including appropriate administrative, technical and physical safeguards, that is designed to meet the objectives of the Interagency Guidelines Establishing Information Security Standards as issued by the Office of the Comptroller of the Currency, codified at 12 C.F.R. Part 30 (collectively, the “Guidelines”) and any other Applicable Law governing data security and the information security control requirements outlined in Schedule 6.1(c)(i), including, at a minimum, maintenance of an information security program that is designed to: (i) ensure the security and confidentiality of the Cardholder Data, in the case of Bank, the Shopper Data and in the case of Company, the Program Generated Shopper Data; (ii) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data, in the case of Bank, the Shopper Data and in the case of Company, the Program Generated Shopper Data; (iii) protect against unauthorized access to or modification, destruction, disclosure or use of the Cardholder Data, in the case of Bank, the Shopper Data and in the case of Company, the Program Generated Shopper Data; and (iv) ensure the proper disposal of Cardholder Data, in the case of Bank, Shopper Data and in the case of Company, the Program Generated Shopper Data. Additionally, such security measures shall meet current industry standards and shall be at least as protective as those used by each party to protect its other confidential customer information. Bank shall protect Shopper Data, and Company shall protect all Program Generated Shopper Data, as if it were “customer information” for purposes of the regulations above. The terms set forth in Schedule 6.1(c)(ii) shall apply with respect to certain security breaches of Cardholder Data, Shopper Data or Program Generated Shopper Data.

Section 6.2.	Cardholder Data.
(a)    As between Bank and Company, Cardholder Data shall be the property of Bank; provided, however, that if any particular Cardholder Data shall also constitute Shopper Data, Company shall be permitted to use such Shopper Data in accordance with the provisions of this Agreement applicable to Shopper Data and without regard to any additional restrictions that may be applicable to Cardholder Data, and that Shopper Data shall be the property of Company in accordance with Section 6.3. For avoidance of doubt, some data can constitute both Cardholder Data and Shopper Data for purposes of this Agreement, in which case Bank shall have a property interest and use rights in such data as Cardholder Data under Section 6.2 and Company shall have a property interest and use rights in that same data as Shopper Data under Section 6.3. In addition, in its capacity as servicer, Company shall maintain all Cardholder Data and shall provide Bank with full access to Cardholder Data; provided that such access shall be through reports and data feeds consistent with Company’s data security policies but shall not include access to Company’s Systems beyond the ability to view data to the extent provided pursuant to Section 4.10 and Section 4.18(d).
(b)    The initial Program Privacy Notice applicable to the Cardholder Data is attached as Schedule 6.2(b), which shall be separate and distinct from the privacy notice(s) that Bank

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maintains for its other portfolios. Bank shall cooperate with Company to provide Company the maximum ability permissible under Applicable Law and the Program Privacy Notice to obtain, use and disclose Shopper Data and Cardholder Data, including through the sharing of such data as permitted pursuant the Program Privacy Notice and through the use of disclosures, consents, opt-in provisions or opt-out provisions. Any modifications to the Program Privacy Notice shall be approved by both parties, provided that (i) modifications required by a change in Applicable Law following the Effective Date shall be approved and incorporated in accordance with the provisions of Section 4.8 and (ii) Bank shall not unreasonably object to any modifications thereto permissible by Applicable Law that shall broaden Company’s ability to receive and use Cardholder Data obtained from Bank.
(c)    Bank may use the Cardholder Data and any other information derived from the Cardholder Data in compliance with Applicable Law and the Program Privacy Notice, solely as set forth in clause (c) of Schedule 6.2.
(d)    Bank shall disclose, or permit to be disclosed, the Cardholder Data in compliance with Applicable Law, the Program Privacy Notice and the Credit Card Agreement, solely as set forth in clause (d) of Schedule 6.2.
(e)    Bank shall not, directly or indirectly, sell, or otherwise transfer any right in or to the Cardholder Data, except (i) with respect to any written off Cardholder Indebtedness in compliance with clause (d)(ii) above, (ii) to any potential third-party purchaser to the extent permitted hereunder, and (iii) to a Person in connection with a securitization transaction related to the Accounts to the extent permitted hereunder, provided that, such Person shall be bound by a confidentiality agreement affording protections substantially similar to the confidentiality and use provisions of this Agreement with such modifications as may be customary for confidentiality agreements in connection with such securitizations (and any material modifications shall be submitted to Company for approval, which approval shall not be unreasonably delayed, conditioned or withheld).
(f)    Bank shall provide to Company the information set forth in clause (f) of Schedule 6.2 in accordance with the terms thereof.
(g)    Company shall not use, or permit to be used, Cardholder Data, except as provided in this Section 6.2(g) and subject to the other provisions and procedures of this Agreement, unless such information shall also constitute Shopper Data, as provided in Section 6.3. Company may use the Cardholder Data and any other information derived from the Cardholder Data in compliance with Applicable Law and the Program Privacy Notice (i) for purposes of promoting the Program, including promoting Nordstrom Goods and/or Services available for purchase on an Account at or through any Company Channel, (ii) in connection with or for the purpose of promoting the Loyalty Program, (iii) for analytics and reporting related to the Program, (iv) for all commercially reasonable purposes in the same manner as Company uses Shopper Data, (v) to exercise its rights or carry out its obligations under this Agreement, and (vi) for any other purpose to the maximum extent permitted by Applicable Law and the Program Privacy Notice. Company shall disclose, or permit to be disclosed, the Cardholder Data, only in compliance with Applicable Law, the Program Privacy Notice and the Credit Card Agreement, solely:

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(i)    to its Affiliates, and to employees, agents, attorneys, auditors, accountants and other advisors of Company or its Affiliates, with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section 6.2 and to its service providers and subcontractors in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that (A) each such Person is subject to an obligation to maintain the confidential status of Cardholder Data at least as restrictive as that set forth herein, (B) each such Person is subject to an obligation to maintain an information security program that is designed to meet all requirements of Applicable Law, and, at a minimum, all requirements set forth in Section 6.1(c), and (C) Company shall be responsible for the compliance of each such Person with the terms of this Section;
(ii)    to any Governmental Authority asserting authority over Company (A) in connection with an examination of Company; or (B) pursuant to a specific requirement to provide for such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided, however, that Company shall seek the full protection of confidential treatment for any such disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), Company shall provide reasonable advance notice to Bank to the extent reasonably practicable under the circumstances; or
(iii)    as otherwise permitted by Applicable Law and the Program Privacy Notice (and subject to any other applicable provisions of this Agreement, including ARTICLE V, Section 3.5 and Section 4.8); provided that Company shall not disclose or permit to be disclosed any Cardholder Data (or information derived therefrom) to a prospective Nominated Purchaser, except under the circumstances or in accordance with the procedures set forth in Section 15.2(f).
(h)    With respect to use and disclosure of Cardholder Data following expiration or termination of this Agreement, the following shall apply:
(i)    the rights and obligations of the parties under this Section 6.2 shall continue through the Termination Date and, to the extent necessary to exercise the parties’ respective rights and obligations, during any Interim Servicing Period;
(ii)    if Company exercises its Purchase Option under Section 15.2 Bank shall transfer its right, title and interest in the Cardholder Data to Company or its Nominated Purchaser as part of such transaction and remove all the Cardholder Data from any list of Persons used by Bank or a third party in connection with solicitation of Credit Cards, debit cards, or other products bearing a Bank Licensed Mark, and (subject to Bank’s documentation retention policy (which shall in all events prohibit all use and disclosure of the Cardholder Data except as required to comply with Applicable Law) or other obligations under Applicable Law) Bank’s right to use and disclose the Cardholder Data shall terminate on the Termination Date. Notwithstanding the foregoing, nothing in this Section 6.2(h)(ii) shall obligate Bank or any third party to remove data from any marketing list information about any Person that Bank obtained independently from (and without any use of or reference to) this Program or restrict Bank’s use of such independently obtained information; and

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(iii)    if Company does not exercise its Purchase Option under Section 15.2, Company’s right to use and disclose the Cardholder Data (but not Shopper Data, including Program Generated Shopper Data) shall terminate except as required to comply with Applicable Law as of the Termination Date or the end of any Interim Servicing Period and promptly thereafter Company shall return or destroy in a commercially reasonable and technically feasible manner such Cardholder Data (but not Shopper Data, including Program Generated Shopper Data) and shall certify such return or destruction to Bank upon request.
(i)    The parties shall reasonably cooperate to use, disclose and share Non-Personally Identifiable Information regarding the Program, as mutually agreed upon from time to time to, among other things, monitor Program performance, comply with funding requirements (e.g. rating agency and master trust filing requirements) and support planning and financial reporting processes.
(j)    Nothing in this Section 6.2 shall restrict Company’s use of Shopper Data.

Section 6.3.	Shopper Data.
(a)    Bank acknowledges that (i) Company gathers Shopper Data and information about prospective purchasers of Nordstrom Goods and/or Services, including, for example, through Nordstrom Goods and/or Services purchase transactions (regardless of payment method) and social networking channels, (ii) Company has rights to use and disclose such Shopper Data and information independent of whether such information also constitutes Cardholder Data, and (iii) Shopper Data may be used and disclosed by Company in accordance with the provisions hereof applicable to Shopper Data without regard to any additional restrictions that may be applicable to Cardholder Data. Additional terms with respect to the gathering and maintenance of Shopper Data are set forth in clause (a) of Schedule 6.3. As between Company and Bank, all Shopper Data and all information about actual or prospective purchasers of Nordstrom Goods and/or Services gathered by or on behalf of Company shall be the property of Company. Without limiting Bank’s ownership or other rights in Cardholder Data, Bank acknowledges and agrees that it has no proprietary interest in the Shopper Data or other information about actual or prospective purchasers of Nordstrom Goods and/or Services gathered by or on behalf of Company.
(b)    Bank shall not use, or permit to be used, directly or indirectly, the Shopper Data except for purposes set forth in clause (b) of Schedule 6.3. To the extent Shopper Data is received by Bank other than for use pursuant to this Section 6.3(b), but pursuant to Bank’s obligations under this Agreement, Bank shall transfer such data to Company.
(c)    Bank shall disclose, or permit to be disclosed, the Shopper Data only in compliance with Applicable Law solely:
(i) to its Affiliates and to employees, agents, attorneys, auditors and accountants and other advisors of Bank or its Affiliates with a need to know such Shopper Data in connection with a permitted use of such Shopper Data under this Section 6.3 and to its subcontractors in connection with a permitted use of such Shopper Data under this Section 6.3; provided, however, that (A) each such Person is subject to an obligation to maintain the confidential status of

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Shopper Data at least as restrictive as that set forth herein, (B) each such Person is subject to an obligation to maintain an information security program that is designed to meet all requirements of Applicable Law, and, at a minimum, all requirements set forth in Section 6.1(c) and (C) Bank shall be responsible for the compliance of each such Person with the terms of this Section; or
(ii) to any Governmental Authority asserting authority over Bank (A) in connection with an examination of Bank or (B) pursuant to a specific requirement to provide such Shopper Data by such Governmental Authority or pursuant to compulsory legal process; provided, however, that Bank shall seek the full protection of confidential treatment for any disclosed Shopper Data to the extent available under Applicable Law governing such disclosure; and, with respect to disclosures requested pursuant to clause (B), Bank shall provide reasonable advance notice to Company to the extent reasonably practicable under the circumstances; and to the extent such Shopper Data is not also Cardholder Data, Bank shall to the extent reasonably practicable under the circumstances seek to redact such Shopper Data to the fullest extent possible under Applicable Law governing such disclosure.

(d)    Bank’s rights and obligations with respect to the Shopper Data after the Termination Date are set forth in clause (d) of Schedule 6.3.
ARTICLE VII

MERCHANT SERVICES
Section 7.1.    Transmittal and Authorization of Charge Transaction Data. Subject to exceptions set forth in Schedule 7.1, Bank, through Company as servicer, shall authorize or decline Transactions on a real time basis, including Transactions involving split-tender (i.e., a portion of the total transaction amount is billed to a Company Credit Card and the remainder is paid through one or more other forms of payment).

Section 7.2.	Settlement Procedures.
(a)    Network Transactions charged to Co-Branded Accounts will be settled through the applicable Network System.
(b)    Company Transactions charged to Private Label Accounts and Co-Branded Accounts will be settled as set forth on Schedule 7.2(b).

Section 7.3.	Interchange; Merchant Discount.
The terms set forth in Schedule 7.3 shall apply with respect to interchange fees and merchant discount.

Section 7.4.	Other Obligations of Company as Merchant.
In addition to its other obligations set forth in this Agreement, Company shall:
(a)    solicit Credit Card Applications in Company Channels in effect prior to the Effective Date or designated by Company following the Effective Date, and deliver Solicitation

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Materials and any notices and disclosures required to comply with Applicable Law and the Servicing practices to be delivered in connection with such solicitation, and process Credit Card Applications in accordance with this Agreement; provided, however, that Company shall not be entitled to solicit Credit Card Applications in any Company Channel of a type solely referred to in clause (iii) of the definition thereof without consent of Bank (which consent shall not be unreasonably withheld and shall not be withheld with respect to any Company Channel where the Nordstrom Good and/or Services offered therein are similar to the Nordstrom Goods and/or Services offered in Company Channels prior to the Effective Date);
(b)    use commercially reasonable efforts to accept Company Credit Cards in Company Channels in the United States; provided, however, that this provision shall not apply to Incidental Company Channels except at Company’s option;
(c)    provide training to its employees in accordance with the Compliance Management Programs to facilitate Company’s performance of its obligations pursuant to this Agreement; and
(d)    maintain at its own expense POS terminals in each Store that are capable of processing Company Transactions.
ARTICLE VIII

PROGRAM ECONOMICS

Section 8.1.	Compensation Terms; Monthly Statement to Bank.
(a)    Revenue Sharing. Bank and Company Bank (or one or more designees of Company Bank, in whole or in part) will share in monthly Net Credit Card Revenue as set forth in Schedule 8.1.
(b)    Within ten (10) Business Days after the end of each calendar month, Company shall deliver to Bank a monthly statement, in the format set forth in Schedule 8.1, setting forth the calculation of the portion of Net Credit Card Revenue due from Bank to Company. This amount may be settled in one payment between the parties that also reflects the amounts due under Section 8.1(c) for such period.
(c)    Company may include in the monthly statement any other amounts owed by Company to Bank or owed by Bank to Company as explicitly provided for herein or as otherwise mutually agreed by the parties in writing with line item specificity.
(d)    Notwithstanding the foregoing, the parties agree and acknowledge that the first monthly statement and the last monthly statement shall be prorated to address each such partial month.

Section 8.2.	Payment.
Not later than 12:00 noon (Mountain time) on the third (3rd) Business Day after the date on which the monthly statement is received, each party shall pay to the other the amounts determined to be due as set forth in Schedule 8.1.

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Section 8.3.	Increases in Costs.
The terms set forth in Schedule 8.3 shall apply with respect to certain costs relating to the Program.
ARTICLE IX
LICENSING OF TRADEMARKS; INTELLECTUAL PROPERTY

Section 9.1.	Licensed Marks.
(a)    Grant of License to Use the Company Licensed Marks. Company and its Affiliates hereby grant to Bank a non-exclusive, royalty-free, non-transferable, non-sublicensable (except as set forth herein) right and license to use the Company Licensed Marks in the United States as necessary for the creation, establishment, marketing and administration of, and the provision of services related to, the Program, all pursuant to, and in accordance with, this Agreement and any applicable Trademark Style Guide as may be delivered by Company to Bank from time to time. Those services shall include the issuance and reissuance of Company Credit Cards, the provision of Account Documentation and other correspondence relating to Accounts, the extension of credit to Cardholders, and the advertisement or promotion of the Program. All use of the Company Licensed Marks shall be approved in advance in writing by Company. Bank may sublicense the use of Company Licensed Marks to any Affiliate or subcontractor performing Bank’s obligations under this Agreement provided that (i) Bank procures the prior written consent of Company; (ii) such Affiliate or subcontractor agrees in writing to comply with all of the standards specified herein and the limitations on the use of the Company Licensed Marks contained in this Section 9.1; and (iii) Bank is responsible for all actions and inactions of such Affiliate or subcontractor with respect to the use of the Company Licensed Marks. If the parties agree to offer a Credit Card branded with an Other Company Mark pursuant to the Program, such Other Company Mark shall be added to Schedule 1.1(a)(ii) and shall be subject to all provisions set forth in this Agreement regarding, and shall be deemed thereafter to be, a Company Licensed Mark.
(b)    Grant of License to Use the Bank Licensed Marks. Bank hereby grants to Company a non-exclusive, royalty-free, non-transferable, non-sublicensable (except as set forth herein) right and license to use the Bank Licensed Marks in the United States as necessary for the creation, establishment, marketing and administration of, and the provision of services related to, the Program, all pursuant to, and in accordance with, this Agreement and any applicable Trademark Style Guide as may be delivered by Bank to Company from time to time. Those services shall include the solicitation of Cardholders, the servicing of Accounts, and the advertisement or promotion of the Program. All use of the Bank Licensed Marks shall be approved in advance in writing by Bank. Company may sublicense the use of Bank Licensed Marks to any Affiliate or subcontractor performing Company’s obligations under this Agreement provided that: (i) such Affiliate or subcontractor agrees in writing to comply with all of the standards specified herein and the limitations on the use of the Bank Licensed Marks contained in this Section 9.1; and (ii) Company is responsible for all actions and inactions of such Affiliate or subcontractor with respect to the use of the Bank Licensed Marks.

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Section 9.2.	New Marks; Termination; Ownership; Infringement.
(a)    New Marks. If Company or Bank, or any of their Affiliates, adopts a trademark, tradename, service mark, domain name, logo or other proprietary source indicators which is used in connection with the Program but which is not listed on Schedule 1.1(a)(i) hereto (a “Bank New Mark”) or listed on Schedule 1.1(a)(ii) hereto (a “Company New Mark”), Company or Bank may request that the owner of the Bank New Mark or Company New Mark, as the case may be, add such Bank New Mark or Company New Mark to Schedule 1.1(a)(i) or Schedule 1.1(a)(ii) hereto and license its use hereunder; Bank or Company may do so in its sole discretion, and such Bank New Mark or Company New Mark shall be added to Schedule 1.1(a)(i) or Schedule 1.1(a)(ii) by amendment of this Agreement.
(b)    Termination of License. The licenses granted in Section 9.1 shall terminate on the Termination Date provided that (i) if the Purchase Option under Section 15.2 is exercised (and Company or its Nominated Purchaser thus owns the Program Assets) then such licenses shall continue for a six (6) month period following the Termination Date to the extent necessary for winding down the operation of the Program in a manner consistent with the terms of this Agreement and with past practice and (ii) if the Purchase Option is not exercised (and Bank thus continues to own the Program Assets), then such licenses shall extend until the end of the Interim Servicing Period solely to the extent necessary to permit the parties to exercise their respective rights and obligations under this Agreement, and otherwise clause (b) of Schedule 15.3 shall govern Bank’s use of the Company Licensed Marks. Upon such termination of these licenses, as provided in this Section 9.2(b), all rights of Company to use the Bank Licensed Marks and Bank to use Company Licensed Marks shall terminate (including all sublicenses granted pursuant to the terms of Section 9.1). Upon the termination of the licenses granted in Section 9.1, all previously licensed rights in the Company Licensed Marks and Bank Licensed Marks shall revert to Company and Bank, respectively, and Company and Bank shall: (A) discontinue immediately all use of the Bank Licensed Marks and Company Licensed Marks, or any of them, and any colorable imitation thereof; and (B) at Company’s or Bank’s option, delete the Bank Licensed Marks or Company Licensed Marks from or destroy all unused Account Documentation, materials, displays, advertising and sales literature and any other items bearing any of the Bank Licensed Marks or Company Licensed Marks. Notwithstanding anything herein, each party shall have the right at all times after the Termination Date to use the other party’s trademarks (i) in a non-trademark or “fair use” manner (provided that such use does not convey or suggest or is not reasonably likely to suggest that the parties are still participating in the Program) or as required to comply with Applicable Law; or (ii) on any archival legal documents, business correspondence and similar items that are not consumer-facing.
(c)    Ownership of the Licensed Marks. The parties acknowledge that (i) each party shall retain exclusive ownership of its trademarks, all rights therein, and the goodwill associated therewith, (ii) each party shall neither contest nor take any action which will adversely affect the other party’s exclusive ownership of its trademarks or the goodwill associated therewith, and (iii) any and all goodwill arising from use of the Bank Licensed Marks by Company, its Affiliates and any subcontractors or the Company Licensed Marks by Bank, its Affiliates and any subcontractors shall inure to the benefit of Bank or Company, respectively. Nothing herein shall give either party any proprietary interest in or to the other party’s trademarks, except as set forth in this Agreement.

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(d)    Infringement by Third Parties. Each party shall use reasonable efforts to notify the other party, in writing, in the event that it has Knowledge of any infringing use of any of the other party’s intellectual property rights that are being licensed under this ARTICLE IX by any third party in the credit card field. If any of the intellectual property rights licensed under ARTICLE IX are infringed, the owner of the intellectual property rights alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use. Each party shall reasonably cooperate with and assist the other party that is the owner of the intellectual property at such owner’s expense, in the prosecution of those actions that the owner of the intellectual property determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of its intellectual property.

Section 9.3.	Ownership of Intellectual Property.
(a)    Ownership of Existing and Independently Developed Intellectual Property. Notwithstanding anything else stated herein, each party shall continue to own all of its Intellectual Property that existed as of the Effective Date and all improvements made thereto. Unless otherwise agreed in writing by the parties, each party shall own all right, title and interest in the Intellectual Property that it develops independently of the other party during the period from the Effective Date through the Termination Date. Each party hereby agrees to grant to the other party a non-exclusive, royalty-free, non-transferable, non-sublicensable (except as set forth herein) license to use the granting party’s Intellectual Property (other than trademarks, tradenames, service marks, domain names, logos and other proprietary source indicators, which are governed by Sections 9.1 and 9.2, and Cardholder Data and Shopper Data which are governed by ARTICLE VI) to the extent necessary to perform its obligations under this Agreement. Each party shall have the right to sublicense the use of the other party’s Intellectual Property licensed under this Section 9.3(a) to its Affiliates or subcontractors solely to the extent necessary to perform its obligations under this Agreement; provided that such sublicense is subject to the terms of the license provided to the licensee hereunder; and provided, further, that the party that sublicensed the other party’s Intellectual Property is responsible for all actions and inactions of such Affiliate or subcontractor with respect to the use of the Intellectual Property being licensed under this Section 9.3(a). Such licenses shall terminate upon termination of the licenses under Section 9.2(b). Except as expressly set forth herein, the licenses granted under this Section 9.3(a) are granted on an “as is” basis and each party shall have no liability in relation thereto.
(b)    Ownership of Certain Intellectual Property. Subject to Bank’s ownership rights set forth in Section 4.3(a), Company shall solely own all Program Materials (and all Intellectual Property relating thereto) developed during the period from the Effective Date through the Termination Date whether the same are developed independently or jointly. Company shall solely own the Program-related content on its E-Commerce Access Points (and all Intellectual Property relating thereto) developed during the period from the Effective Date through the Termination Date whether the same is developed independently or jointly, including the look and feel and content of such E-Commerce Access Points, but excluding any Bank proprietary System or platform that is engaged by the E-Commerce Access Point (which shall be owned solely by Bank).

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(c)    Ownership of Joint Intellectual Property. No Intellectual Property developed by the joint contribution of the parties shall be deemed to be jointly owned under applicable Intellectual Property law unless mutually agreed by the parties in writing.

Section 9.4.	Cooperation Duty.
Without any additional compensation, each party shall execute any documents requested by the other and shall perform any and all further acts deemed necessary or desirable by the other to confirm, exploit or enforce the ownership of each party to Intellectual Property set forth in this ARTICLE IX.
ARTICLE X
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 10.1.	General Representations and Warranties of Company.
To induce Bank to establish and administer the Program, and except as set forth in Company’s Disclosure Schedules, Nordstrom and Company Bank (only to the extent Company Bank is and remains in existence) each makes the following representations and warranties to Bank, each and all of which, except as provided below, shall be deemed to be restated and remade on and as of the Effective Date, the Closing Date and each other date on which a payment is made by Bank to Company hereunder. The representations and warranties in Section 10.1(e) and in Section 10.1(g) are made solely as of the Effective Date and the Closing Date.
(a)    Corporate Existence. (i) Nordstrom is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation with its principal office as indicated in the first paragraph of this Agreement, except as such principal office may change subsequent to the Effective Date; (ii) Company Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America with its principal office as indicated in the first paragraph of this Agreement, except as such principal office may change subsequent to the Effective Date; (iii) deposit liabilities at Company Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to applicable limits, and to Company’s Knowledge, no proceeding is contemplated to revoke such insurance and all premiums and assessments required to be paid in connection therewith have been paid by Company Bank when due; (iv) Nordstrom is duly licensed or qualified to do business and is in good standing as a foreign corporation, in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Accounts, the Cardholder Indebtedness, the Program or Company’s ability to perform its obligations hereunder (collectively, a “Company Material Adverse Effect”); and (v) to the extent required by Applicable Law, Nordstrom and Company Bank each has (itself or, as permitted by Applicable Law, through an Affiliate) all necessary licenses, permits, consents or approvals from or by, and has made all necessary notices to and filings with, all Governmental Authorities having jurisdiction, to the extent required for Company to perform its obligations under this Agreement or otherwise required for the conduct and operation of its business, except to the

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extent that the failure to obtain such licenses, permits, consents or approvals or to provide such notices or filings would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Capacity; Authorization; Validity. Nordstrom and Company Bank each has all necessary corporate or other power and authority to (i) execute and enter into this Agreement, and (ii) perform the obligations required of it under this Agreement and the other documents, instruments and agreements executed by Company pursuant hereto. The execution and delivery by it of this Agreement and all documents, instruments and agreements executed and delivered by it pursuant hereto, and the consummation by it of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate or other action. This Agreement (A) has been duly executed and delivered by Company, (B) constitutes the valid and legally binding obligation of Company, and (C) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).
(c)    Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Company, its compliance with the terms hereof, and its consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which Company is a party or by which it is bound, or by which Company assets are bound, except for conflicts, breaches and defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of Company; (iii) violate any Applicable Law, or conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license, to which Company is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Company is a party or by which it is bound, which consent or approval has not been obtained, except to the extent that the failure to obtain such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, which filing, notice, consent or approval has not been made, given or obtained, as appropriate, except to the extent that the failure to obtain such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    Solvency. Nordstrom and Company Bank are each solvent.
(e)    No Default. Neither Company nor any of its Affiliates nor, to the best of its Knowledge, any subcontractors performing material Program services or functions is in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a Company Material Adverse Effect,

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nor has Company received any notice of default under any contract, agreement, lease or other instrument regarding a default which, if realized, would have, or would reasonably be expected to have, a Company Material Adverse Effect.
(f)    Books and Records. All of Company’s and its Affiliates’ records, files and books of account with respect to the Accounts, the Cardholder Indebtedness, and the Program’s economics are in all material respects complete and correct and are maintained in accordance with Applicable Law, except to the extent that the failure to so maintain such books and records would not reasonably be expected to have a Company Material Adverse Effect.
(g)    No Litigation. No action, claim or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of Company’s Knowledge, threatened against Company or its Affiliates or, to the best of Company’s Knowledge, their subcontractors that provide material services to the Program, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government, or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators which has had, or would reasonably be expected to have, a Company Material Adverse Effect. Neither Company nor any of its Affiliates performing servicing functions is the subject of any action by a Governmental Authority and none of such Persons is subject to any agreement, orders or directives with any Governmental Authority, which, in each case, has had, or if adversely determined, would reasonably be expected to have, a Company Material Adverse Effect.
(h)    Company Licensed Marks. Company or its Affiliates is the owner of the Company Licensed Marks, and Company has the right, power and authority to license to Bank the use of the Company Licensed Marks in connection with the Program.
(i)    Servicing Qualifications. Company or such other Affiliates of Company as are servicing the Accounts are licensed and qualified in all jurisdictions as necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company or such other Affiliates of Company as are servicing the Accounts have all necessary facilities and, equipment, supplies and such other resources as are reasonably necessary to provide any services required to be provided pursuant to this Agreement.

Section 10.2.	General Representations and Warranties of Bank.
To induce Company to enter into this Agreement and participate in the Program, and except as set forth in Bank’s Disclosure Schedules, Bank makes the following representations and warranties to Company, each and all of which shall be deemed to be restated and remade on and as of the Effective Date and the Closing Date and each other date on which a payment is made by Bank to Company hereunder. The representations and warranties in Section 10.2(e) and in Section 10.2(g) are made solely as of the Effective Date and the Closing Date.
(a)    Corporate Existence. Bank (i) is a national banking association duly organized and validly existing under the laws of the United States with its principal office as indicated in the first paragraph of this Agreement, except as such principal office may change subsequent to the Effective Date; and (ii) to the extent required by Applicable Law, has all necessary licenses,

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permits, consents, or approvals from or by, and has made all necessary notices to and filings with, all Governmental Authorities having jurisdiction, to the extent required for Bank to perform its obligations under this Agreement or otherwise required for the conduct and operation of its business, except to the extent that the failure to obtain such licenses, permits, consents, or approvals or to provide such notices of filings would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Program, the Accounts, the Cardholder Indebtedness or Bank’s ability to perform its obligations hereunder (collectively, a “Bank Material Adverse Effect”).
(b)    Capacity; Authorization; Validity. Bank has all necessary power and authority to (i) execute and enter into this Agreement, and (ii) perform all of the obligations required of Bank under this Agreement and the other documents, instruments and agreements executed by Bank pursuant hereto, subject to any changes required to be made to the Account Documentation as required to comply with Applicable Law upon the acquisition of the Accounts by Bank. The execution and delivery by Bank of this Agreement and all documents, instruments and agreements executed and delivered by Bank pursuant hereto, and the consummation by Bank of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate action of Bank. This Agreement (A) has been duly executed and delivered by Bank, (B) constitutes the valid and legally binding obligation of Bank, and (C) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally or financial institutions in particular and by general equity principles including those respecting the availability of specific performance).
(c)    Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Bank, its compliance with the terms hereof, and its consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which Bank or any of its Affiliates is a party or by which it is bound, except for conflicts, breaches and defaults which would not reasonably be expected to have, individually or in the aggregate, a Bank Material Adverse Effect; (ii) conflict with or violate the articles of association or by-laws, or any other equivalent organizational document(s) of Bank; (iii) violate any Applicable Law, or conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license, to which Bank is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Bank Material Adverse Effect; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Bank or any of its Affiliates is a party or by which it is bound, which consent or approval has not been obtained, except to the extent that the failure to obtain such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Bank Material Adverse Effect; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, which filing, notice, consent or approval has not been made, given or obtained, as appropriate, except to the extent that the failure to obtain such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Bank Material Adverse Effect.

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(d)    Solvency. Bank is solvent.
(e)    No Default. Neither Bank nor any of its Affiliates, nor to the best of its Knowledge, any of its subcontractors performing material Program services is in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a Bank Material Adverse Effect, nor has Bank received any notice of default under any contract, agreement, lease or other instrument regarding a default which, if realized, would have, or would reasonably be expected to have, a Bank Material Adverse Effect.
(f)    Books and Records. All of Bank’s and its Affiliates’ records, files and books of account with respect to the Accounts, the Cardholder Indebtedness and the Program’s economics are in all material respects complete and correct and are maintained in accordance with Applicable Law, except to the extent that the failure to so maintain such books and records would not reasonably be expected to have a Bank Material Adverse Effect.
(g)    No Litigation. No action, claim, or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of Bank’s Knowledge, threatened against Bank or its Affiliates or, to the best of Bank’s Knowledge, their subcontractors (excluding Company) that provide material services to the Program, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators which has had, or would reasonably be expected to have, a Bank Material Adverse Effect. Bank, further, is not the subject of any action by a Governmental Authority and is not subject to any agreement, orders or directives with any Governmental Authority, which, in each case, has, or if adversely determined, would reasonably be expected to have, either a Bank Material Adverse Effect.
(h)    FDIC Insurance. Deposits placed at Bank are insured by the FDIC up to applicable limits, and to the best of Bank’s Knowledge, no proceeding is contemplated to revoke such insurance.
(i)    Bank Licensed Marks. Bank or its Affiliates, as applicable, is the owner of the Bank Licensed Marks and has the right, power and authority to license to Company the use of the Bank Licensed Marks in connection with the Program.
(j)    Network Rights. Bank is a member in good standing of the Network in which the Co-Branded Credit Cards participate and has full authority under such Network Rules to issue the Co-Branded Credit Cards, use and display (and permit Company to use and display in accordance with this Agreement) such Network trademarks, servicemarks and logos, and otherwise perform its obligations under this Agreement.
(k)    Servicing Qualifications. Bank or an Affiliate of Bank is licensed and qualified in all jurisdictions as necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Bank Material Adverse Effect.

Section 10.3.	General Covenants of Company.

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Company makes the following covenants to Bank, each and all of which shall survive the execution and delivery of this Agreement, for so long as this Agreement is in force:
(a)    Maintenance of Existence and Conduct of Business. Each of Nordstrom and Company Bank shall preserve and keep in full force and effect its corporate existence other than in the event of a merger or consolidation in which such Company entity is not the surviving entity.
(b)    Litigation. Company shall comply with the LCMP. Company shall promptly notify Bank of (i) any litigation for which Company has been served with a complaint filed against Company with a Governmental Authority that is styled as a class action or that has had or would reasonably be expected to have a material adverse effect on the Program, Company’s performance of its obligations hereunder or Bank’s rights or obligations hereunder, and (ii) any action, order, directive by, agreement with, notice of investigation by, request for information from or assessment received by Company from a Governmental Authority that Company is permitted to disclose under Applicable Law and that has had or would reasonably be expected to have a material adverse effect on the Program, Company’s performance of its obligations hereunder or Bank’s rights or obligations hereunder or with which Bank would be required to comply under this Agreement. Company shall use commercially reasonable efforts to obtain permission to make any such disclosure referred to in clause (ii). In addition, Company shall make such additional disclosures to Bank as are contemplated by the LCMP.
(c)    Enforcement of Rights. Except as otherwise specified herein, Company shall enforce its rights against third parties to the extent that a failure to enforce such rights would be reasonably likely to materially and adversely affect the Program, the Accounts in the aggregate or Bank’s or Company’s ability to perform its obligations hereunder.
(d)    Compliance. Company shall at all times comply with Applicable Law affecting its obligations under this Agreement.
(e)    Books and Records. Company shall keep adequate records and books of account of Company as servicer with respect to the Accounts, the Cardholder Indebtedness and all aspects of the Program economics, in which proper entries reflecting all of Company’s transactions are made in accordance with the terms of this Agreement and with GAAP. All of such records, files and books of account shall be in all material respects complete and correct and shall be maintained in accordance with good business practice and Applicable Law.
(f)    Reports and Notices. Company shall provide Bank with notice of each of the following events promptly upon occurrence thereof: (i) a Risk Event with respect to Company, (ii) a Company Event of Default or an event that would constitute a Company Event of Default following the passage of time or giving of notice or both. A failure to deliver any notice pursuant to this Section 10.3(f) shall not give rise to a Company Event of Default.
(g)    Access to and Preservation of Electronic Information; Cooperation in Litigation. Company shall (i) fully cooperate with Bank to fulfill (A) Bank’s hard copy and electronic discovery obligations under Applicable Law in connection with any litigation to which Bank is a party in connection with the Program (other than litigation between Company and Bank, which

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is outside the scope of this Section 10.3(g)), including any obligation to preserve documents, information and material related to any such litigation, and (B) Bank’s reasonable requests with respect to document retention and production in connection with any such litigation referred to in clause (A) above; and (ii) cooperate, to the extent reasonably requested by Bank, in the handling and disposition of any such litigation referred to in clause (i)(A) above. Nothing contained in this Section 10.3(g) shall affect the parties’ respective rights and (except to the extent expressly set forth in this Section 10.3(g)) obligations, whether pursuant to this Agreement or otherwise, with respect to the conduct or discharge of any such litigation.
(h)    BINs. Certain covenants of Company with respect to BINs are set forth in Schedule 10.3(h).
(i)    HIPAA. Company shall not deliver to Bank any information that is subject to the Health Insurance Portability and Accountability Act.

Section 10.4.	General Covenants of Bank.
Bank makes the following covenants to Company, each and all of which shall survive the execution and delivery of this Agreement, for so long as this Agreement is in force:
(a)    Maintenance of Existence and Conduct of Business. Bank shall preserve and keep in full force and effect its existence as a national banking corporation or association other than in the event of a merger or consolidation in which Bank is not the surviving entity.
(b)    Litigation. Bank shall comply with the LCMP. Bank shall promptly notify Company of (i) any litigation for which Bank has been served with a complaint filed against Bank with a Governmental Authority that is styled as a class action or that has had or would reasonably be expected to have a material adverse effect on the Program, Bank’s performance of its obligations hereunder or Company’s rights or obligations hereunder, and (ii) any action, order, directive by, agreement with or investigation by, request for information from, or assessment received by Bank from a Governmental Authority that Bank is permitted to disclose under Applicable Law and that has had or would reasonably be expected to have a material adverse effect on the Program, Bank’s performance of its obligations hereunder or Company’s rights or obligations hereunder. Bank shall use commercially reasonable efforts to obtain permission to make any such disclosure referred to in clause (ii). In addition, Bank shall make such additional disclosures to Company as are contemplated by the LCMP.
(c)    Enforcement of Rights. Except as otherwise specified herein, Bank shall enforce its rights against third parties to the extent that a failure to enforce such rights would be reasonably likely to materially and adversely affect the Program, the Accounts, or Company’s or Bank’s ability to perform its obligations hereunder.
(d)    Compliance. Bank shall at all times comply with Applicable Law affecting its obligations under this Agreement. Bank shall at all times maintain a national bank charter and FDIC insurance.
(e)    Books and Records. Bank shall keep adequate records and books of account with respect to the Accounts, the Cardholder Indebtedness and all aspects of the Program economics

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in which proper entries are made in accordance with GAAP. All of such records, files and books of account shall be in all material respects complete and correct and shall be maintained in accordance with good business practice and Applicable Law.
(f)    Network. Bank shall remain a member in good standing of the Network in which the Co-Branded Credit Cards participate, with full authority under Network Rules to issue the Co-Branded Credit Cards, use and display (and permit Company to use and display in accordance with this Agreement) the Network trademarks, servicemarks and logos and otherwise perform its obligations under this Agreement.
(g)    Reports and Notices. Bank shall provide Company with notice of each of the following events promptly upon occurrence thereof: (i) a Risk Event with respect to Bank, (ii) a Bank Event of Default or an event that would constitute a Bank Event of Default following the passage of time or giving of notice or both. A failure to deliver any notice pursuant to this Section 10.4(g) shall not give rise to a Bank Event of Default.
(h)    Access to and Preservation of Electronic Information; Cooperation in Litigation. Bank shall (i) fully cooperate with Company to fulfill (A) Company’s hard copy and electronic discovery obligations under Applicable Law in connection with any litigation to which Company is a party in connection with the Program (other than litigation between Company and Bank, which is outside the scope of this Section 10.4(h)), including any obligation to preserve documents, information and material related to any such litigation, and (B) Company’s reasonable requests with respect to document retention and production in connection with any such litigation referred to in clause (A) above; and (ii) cooperate, to the extent reasonably requested by Company, in the handling and disposition of any such litigation referred to in clause (i)(A) above. Nothing contained in this Section 10.4(h) shall affect the parties’ respective rights and (except as expressly set forth in this Section 10.4(h)) obligations, whether pursuant to this Agreement or otherwise, with respect to the conduct or discharge of any such litigation.
(i)    BINs. Certain covenants of Bank with respect to BINs are set forth in Schedule 10.4(i).
ARTICLE XI
CONFIDENTIALITY

Section 11.1.	General Confidentiality.
(a)    For purposes of this Agreement, “Confidential Information” of a particular party means all of the following: (i) information that is provided by or on behalf of such party to the other party or its agents in connection with the Program; or (ii) information about such party or its Affiliates, or their respective businesses, employees or customers, that is otherwise obtained by the other party in connection with the Program, in each case including: (A) information concerning marketing plans, objectives and financial results (other than any such information disclosed to analysts and/or investors in the ordinary course of business); (B) information regarding business systems, methods, processes, financing data, programs and products; (C) information unrelated to the Program provided by such party to the other party in connection

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with this Agreement, including by accessing or being present at the business location of the other party; (D) non-public Intellectual Property such as proprietary technical information of such party including source code; (E) terms of this Agreement, which shall be the confidential information of both parties; and (F) Non-Personally Identifiable Information about Accounts and Program performance. Confidential Information shall include Cardholder Data and Shopper Data, but the use, disclosure, and return/destruction of such information shall be governed by ARTICLE VI and to the extent the provisions of ARTICLE VI and this ARTICLE XI conflict, ARTICLE VI shall govern the provisions regarding Cardholder Data and Shopper Data.
(b)    The restrictions on disclosure of Confidential Information under this ARTICLE XI shall not apply to information that: (i) is already rightfully known to such party at the time it obtains Confidential Information from the other party (other than information referred to above that is the confidential information of both parties to which the restrictions of this ARTICLE XI shall apply notwithstanding this clause (i)); (ii) is or becomes generally available to the public other than as a result of disclosure by the Receiving Party or its representatives in breach of this Agreement; (iii) is received on a non-confidential basis from a third party who, to the Knowledge of the Receiving Party (as defined below) is not prohibited from transmitting such information to the Receiving Party by a contractual, legal, fiduciary, or other obligation of confidentiality; (iv) is contained in, or is capable of being discovered through examination of publicly available records or products; (v) is required to be disclosed by Applicable Law or pursuant to compulsory legal process (provided that, (A) in the case of any public disclosure required by Governmental Authorities with jurisdiction over securities disclosure requirements, including applicable stock exchange rules or regulations, if such disclosure addresses this Agreement, or the terms and conditions hereof, then, the party subject to the Applicable Law shall consult with the other party regarding the proposed disclosure prior to disclosure to the extent practicable, but shall not be required to obtain the other party’s prior consent (and after such consultation no further consultation shall be required for any future disclosure the contents of which are substantially the same as the disclosure for which consultation was sought) and (B) in the case of any disclosure required pursuant to compulsory legal process or any other disclosure other than as required by a Governmental Authority with jurisdiction over securities disclosure requirement, including applicable stock exchange rules or regulations, the party subject to the Applicable Law, to the extent not prohibited by Applicable Law, shall notify the other party of any such disclosure requirement prior to disclosure and shall afford such other party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third parties and shall disclose Confidential Information of the other party only to the extent required by such Applicable Law and such information shall remain Confidential Information); or (vi) is developed by Company or Bank without the use of any proprietary, non-public information provided by the other party under this Agreement.
(c)    Except to the extent required by the Securities and Exchange Commission or other Governmental Authority with jurisdiction over securities disclosure requirements or pursuant to applicable stock exchange rules or regulations, or as authorized by advance consent of the non-disclosing party which has not subsequently been withdrawn, Bank and Company shall keep confidential and not disclose this Agreement, or any of the terms and conditions of this Agreement, to any third party other than Bank’s or Company’s Affiliates, employees, advisors, attorneys, accountants, authorized agents, vendors, consultants, service providers and subcontractors of Bank, Company, or their respective Affiliates, in each case who have been

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informed of the confidential nature of the information to be so disclosed and have been instructed to abide by the terms of this ARTICLE XI. Notwithstanding anything to the contrary in this Agreement, either party may disclose the Confidential Information (i) to banking regulators having supervisory authority over such party, subject to Schedule 11.1(c); (ii) to a prospective Nominated Purchaser at the time, under the circumstances and in accordance with the procedures set forth in Section 15.2(f); or (iii) in connection with a transaction contemplated by Section 17.2.
(d)    If Company or Bank receive Confidential Information of the other party (including Confidential Information owned by both parties) (“Receiving Party”), the Receiving Party shall do the following with respect to the Confidential information of the other party (including the Confidential Information owned by both parties) (“Disclosing Party”): (i) keep the Confidential Information of the Disclosing Party secure and confidential; (ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.

Section 11.2.	Use and Disclosure of Confidential Information.
(a)    Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program and this Agreement or as otherwise expressly permitted by this Agreement, and shall not accumulate in any way or make use of such Confidential Information for any other purpose.
(b)    Each Receiving Party shall: (i) limit access to the Disclosing Party’s Confidential Information to those Affiliates, employees, advisors, attorneys, accountants, authorized agents, vendors, consultants, service providers and subcontractors of such Receiving Party and its Affiliates who have a reasonable need to access such Confidential Information in connection with the Program in accordance with the terms of this Agreement; and (ii) ensure that any Person with access to the Disclosing Party’s Confidential Information has been informed of the confidential nature of the information to be so disclosed and the confidentiality provisions of this ARTICLE XI and has been instructed to abide by contractual or professional obligations at least as protective of Confidential Information and the terms of this Agreement as the provisions of this ARTICLE XI. The Receiving Party will be liable for any breach of the terms of this Article XI by the foregoing persons with whom such Receiving Party shares such information.
(c)    Information about Program marketing strategy, acquisition strategy, Company Credit Card usage, and use of Systems that is unique to the Program and that does not include general expertise or know-how shall not be shared with Bank employees who are dedicated to, or spend a majority of their time in respect of, any program, product or service involving a Competing Retailer.

Section 11.3.	Unauthorized Use or Disclosure of Confidential Information.

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Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party would cause immediate and irreparable harm to the Disclosing Party for which money damages would not constitute an adequate remedy. In that event, the Receiving Party agrees that injunctive relief shall be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees to: (a) provide notice to the Disclosing Party of any use or disclosure of the Disclosing Party’s Confidential Information in breach of this Agreement which may come to its attention, in each case promptly, but in any case within the earlier of public disclosure thereof, and three (3) Business Days following the date on which disclosure or use came to the attention of the Receiving Party and (b) take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such disclosure or use.

Section 11.4.	Return or Destruction of Confidential Information.
Upon expiration or termination of this Agreement or any Interim Servicing Period, if applicable, the Receiving Party shall cease using and promptly, at Receiving Party’s option, return to Disclosing Party or arrange for the destruction of any and all the Disclosing Party’s Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, the Receiving Party in possession of tangible property containing the Disclosing Party’s Confidential Information may retain, subject to the terms of this Agreement, (a) such Confidential Information as may be present in backup, recovery or similar archival or disaster recovery systems, (b) Confidential Information (i) that a Receiving Party or its representatives are required to retain to comply with Applicable Law or documented, internal retention policies, (ii) that was included in materials provided to Receiving Party’s or its Affiliate’s board of directors and/or committee thereof, and is retained in the corporate minutes of such board of directors or committed there, or (iii) that are automatically retained as part of a computer back-up, recovery or similar archival or disaster recovery system or form; provided such copies are not intentionally accessed except where required by Applicable Law or where disclosure is otherwise permitted under this Agreement, (c) Confidential Information that a Receiving Party’s representatives that are legal or accounting firms retain in accordance with policies and procedures implemented by such Persons in order to comply with Applicable Law or professional rules or standards or (d) Confidential Information that is needed to defend any legal claim, which claim is outstanding or threatened on the date of expiration or termination. Such return or destruction shall be certified in writing, including a statement that no copies of Confidential Information have been kept, except as provided herein.
ARTICLE XII
RETAIL PORTFOLIO ACQUISITIONS AND DISPOSITIONS

Section 12.1.	Retail Portfolio Acquisition.
In the event that Company purchases another retailer in the United States, or any operations, stores or other channels thereof, and the acquired retail operations or locations will bear a Company Licensed Mark or other mark using the Company name (any of the foregoing, an “Acquired Retailer”), and the acquired retailer directly or through a third party has a private

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label Credit Card and/or co-branded Credit Card portfolio (the “Acquired Retailer Portfolio”), the terms set forth in Schedule 12.1 shall apply.

Section 12.2.	Retail Portfolio Disposition.
The provisions of Schedule 12.2 shall apply to the disposition of Company Channels.
ARTICLE XIII
EVENTS OF DEFAULT; RIGHTS AND REMEDIES

Section 13.1.	Events of Default.
The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by a party hereunder:
(a)    Such party shall fail to make a payment of any material amount due and payable pursuant to this Agreement (other than payment defaults under Section 13.2(a) or Section 13.3(a)) (other than amounts that are disputed in good faith pursuant to Section 3.4 and Section 3.5, until such dispute resolution procedures have been exhausted) and such failure shall remain unremedied for a period of three (3) Business Days after the non-defaulting party shall have given notice thereof by 5 p.m. Eastern;
(b)    Such party shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement (other than failure to comply with any Service Level Standards set forth in Schedule 4.12(a)), and (i) such failure shall remain unremedied for a period of thirty (30) days after the other party shall have given notice thereof or, if the same cannot be cured in a commercially reasonable manner within such time, the same shall not constitute an event of default if the party shall have initiated and diligently pursued a cure within such time and such cure is completed within sixty (60) days from the date of notice regarding such failure, and (ii) such failure shall or would reasonably be expected to have a material and adverse effect on the Program, Bank Licensed Marks or Company Licensed Marks, or materially diminish the economic value of the Program to the other party; or
(c)    Any representation or warranty by such party contained in this Agreement shall not be true and correct in any respect as of the date when made or reaffirmed, and (i) the party making such representation or warranty shall fail to cure the event giving rise to such breach within thirty (30) days after the other party shall have given notice thereof specifying the nature of the breach in reasonable detail or, if the same cannot be cured in a commercially reasonable manner within such time, the same shall not constitute an event of default if the party shall have initiated a cure within such time and such cure shall be completed within sixty (60) days from the date of notice regarding such breach, and (ii) such failure shall or would reasonably be expected either to have a material and adverse effect on the Program, Bank Licensed Marks or Company Licensed Marks, or materially diminish the economic value of the Program to the other party.

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Section 13.2.	Defaults by Bank.
The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by Bank:
(a)    Bank shall fail to settle in accordance with Section 7.2, any amount payable by Bank thereunder within two (2) Business Days after Company shall have given notice thereof by 5 p.m. Eastern;
(b)    Bank shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of Bank’s regular course of business;
(c)    Any Governmental Authority having jurisdiction over Bank shall order the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Bank or of any substantial part of its properties, or order the winding-up or liquidation of the affairs of Bank, and such order shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof;
(d)    Bank shall (i) consent to the institution of proceedings specified in paragraph (c) above or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Bank or of any substantial part of its properties, or (ii) take corporate action in furtherance of any such action;
(e)    A petition under the Bankruptcy Code or similar law shall be filed against Bank Guarantor and not be dismissed within sixty (60) days; or a decree or order by a court having jurisdiction (i) for relief in respect of Bank Guarantor pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) for appointment of a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of Bank Guarantor or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of Bank Guarantor shall be entered, and shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof; or Bank Guarantor shall (A) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (B) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Bank Guarantor or any substantial part of its properties, or (C) take corporate action in furtherance of any such action; or
(f)    The event set forth on Schedule 13.2(f) shall have occurred.

Section 13.3.	Defaults by Company.
The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by Company:
(a)    Company shall fail to settle in accordance with Section 7.2 any amount payable by Company thereunder within two (2) Business Days after Bank shall have given notice thereof by 5 p.m. Eastern;

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(b)    Company shall no longer be solvent or shall fail generally to pay its debts as such debts become due or there shall be a substantial cessation of Company’s regular course of business;
(c)    A petition under the Bankruptcy Code or similar law shall be filed against Nordstrom and not be dismissed within sixty (60) days;
(d)    A decree or order by a court having jurisdiction (i) for relief in respect of Nordstrom pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) for appointment of a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of Nordstrom or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of Nordstrom shall be entered, and shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof;
(e)    Nordstrom shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Nordstrom or any substantial part of its properties, or (iii) take corporate action in furtherance of any such action;
(f)    Any Governmental Authority having jurisdiction over Company Bank shall order the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Company Bank or of any substantial part of its properties, or order the winding-up or liquidation of the affairs of Company Bank, and such order shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof;
(g)    Company Bank shall (i) consent to the institution of proceedings specified in paragraph (f) above or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Company Bank of any substantial part of its properties, or (ii) take corporate action in furtherance of any such action; provided, however, if Nordstrom or any of its Affiliates assumes all of the rights and obligations of Company Bank under this Agreement, the voluntary dissolution or sale of Company Bank shall not be deemed to be a Company Event of Default; or
(h)    The event set forth on Schedule 13.3(h) shall have occurred.

Section 13.4.	Remedies for Events of Default.
In addition to any other rights or remedies available to the parties at law or in equity, upon the occurrence of a Company Event of Default or Bank Event of Default, the non-defaulting party shall be entitled, in addition to its termination rights under ARTICLE XIV, to collect any amount in default plus interest at a rate equal to LIBOR, or such lesser amount permitted under Applicable Law. In addition, the provisions of Schedule 13.4 shall apply.

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ARTICLE XIV
TERM/TERMINATION

Section 14.1.	Term.
This Agreement shall continue in full force and effect from the Effective Date until the date which is seven (7) years from the Closing Date (the “Initial Term”) unless earlier terminated as provided herein. The Agreement shall renew automatically without further action of the parties for successive two (2) year terms (each a “Renewal Term”) unless (a) Bank provides written notice of non-renewal at least eighteen (18) months or (b) Company provides written notice of non-renewal at least twelve (12) months, in each case, prior to the expiration of the Initial Term or current Renewal Term, as the case may be.

Section 14.2.	Termination by Company Prior to the End of the Term.
Company may terminate this Agreement after the Closing Date but prior to the end of the Term:
(a)    upon written notice upon the occurrence of a Bank Event of Default;
(b)    upon notice if Bank shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement for a period of not less than sixty (60) consecutive days due to a Force Majeure Event and such failure shall either have a material and adverse effect on the Program, the Bank Licensed Marks or the Company Licensed Marks, or materially diminish the economic value of the Program to Company; or
(c)    upon specified notices upon the occurrence of any of the events set forth in Schedule 14.2.

Section 14.3.	Termination by Bank Prior to the End of the Term.
Bank may terminate this Agreement after the Closing Date but prior to the end of the Term:
(a)    upon notice upon the occurrence of a Company Event of Default;
(b)    upon notice if Company shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement for a period of not less than sixty (60) consecutive days due to a Force Majeure Event and such failure shall either have a material and adverse effect on the Program, the Bank Licensed Marks or the Company Licensed Marks, or materially diminish the economic value of the Program to Bank; or
(c)    upon specified notices upon the occurrence of any of the events set forth in Schedule 14.3.

Section 14.4.	Termination Prior to Closing Date.

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(a)    This Agreement shall terminate automatically if the Purchase Agreement terminates prior to the Closing Date.
(b)    Company may terminate this Agreement upon notice to Bank on or prior to the Closing Date if a Bank Event of Default shall have occurred.
(c)    Bank may terminate this Agreement upon notice to Company on or prior to the Closing Date if a Company Event of Default shall have occurred.
ARTICLE XV

EFFECTS OF TERMINATION

Section 15.1.	General Effects.
(a)    In the event of termination prior to the Closing Date, all obligations of the parties under this Agreement shall cease, except that the provisions specified in Section 17.22 shall survive.
(b)    In the event of termination following the Closing Date, notwithstanding anything to the contrary contained in ARTICLE XIII or XIV, the obligations of the parties shall be as set forth in Schedule 15.1(b).
(c)    Upon the satisfaction of the provisions of Section 15.2 and Section 15.3, all obligations of the parties under this Agreement shall cease, except that the provisions specified in Section 17.22 shall survive.
(d)    In the event that Bank performs any of the servicing functions for the Program as of the date of exercise of the Purchase Option, Bank shall, upon request of Company or the Nominated Purchaser, continue to provide interim servicing for a period specified in Schedule 15.1(d) (the “Bank Interim Servicing Period”).

Section 15.2.	Company Option to Purchase the Program Assets.
(a)    If this Agreement expires or is terminated after the Closing Date by either party for whatever reason, Company directly or through Company Bank or another Affiliate shall have the option to purchase (or to arrange for one or more third parties nominated by Company (a “Nominated Purchaser”) to purchase) from Bank the Program Assets, including all relevant Account Documentation, Account information and history and other data reasonably necessary to enable continuing operation and management of the Accounts (the “Purchase Option”), at the purchase price set forth in Section 15.2(d) or Section 15.2(e) and on customary terms and conditions (and no more onerous to (i) Bank than those applicable to Company in the Purchase Agreement or (ii) Company or the Nominated Purchaser than those applicable to Bank in the Purchase Agreement).
(b)    The Purchase Option is exercisable by Company, Company Bank or a Nominated Purchaser serving written notice of such exercise to Bank (the “Purchase Notice”). The Purchase Notice must be delivered within the timeframe set forth in clause (b) of Schedule 15.2.

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(c)    If such Purchase Option is exercised, Company, Company Bank or a Nominated Purchaser must complete the purchase of the Program Assets within one hundred eighty (180) days after delivery of the Purchase Notice; provided, however, that consummation of the purchase of the Program Assets shall occur no earlier than the Termination Date; provided, further, that the one hundred eighty (180) day timeframe set forth in this Section 15.2(c) may be extended to up to two hundred seventy (270) days after delivery of the Purchase Notice as necessary for required regulatory approvals. The date of such completion shall be the “Program Purchase Date.”
(d)    If this Agreement expires in accordance with Section 14.1, or is terminated pursuant to clause (g) or (h) of Schedule 14.2, the purchase price for the Program Assets purchased, other than the Existing Receivables, payable on the Program Purchase Date, shall be equal to:
(i)    the Cardholder Indebtedness outstanding on the Program Purchase Date that did not exist as of the Closing Date and that has not been written off in accordance with the Risk Management Policies; and
(ii)    the Existing Receivables may not be purchased, except pursuant to a Clean Up Call Option; provided that pursuant to such Clean Up Call Option the purchase price for the Existing Receivables shall be equal to the Cardholder Indebtedness as of the Program Purchase Date that has not been written off (and that should not have been written off) in accordance with the Risk Management Policies.
(e)    If this Agreement terminates in accordance with Section 14.2 (other than clause (g) or (h) of Schedule 14.2) or Section 14.3 the purchase price for the Program Assets purchased, including the Existing Receivables, payable on the Program Purchase Date, shall be equal to the Cardholder Indebtedness as of the Program Purchase Date that has not been written off (and that should not have been written off) in accordance with the Risk Management Policies.
(f)    The parties will use commercially reasonable efforts to minimize transition costs. The parties also agree to the provisions set forth in clause (f) of Schedule 15.2 in connection with the pursuit of the Purchase Option.
(g)    Bank shall not charge, and Company shall have no obligation to pay, any of Bank’s deconversion costs related to the purchase of the portfolio by Company or a Nominated Purchaser.
(h)    After the Program Purchase Date, Bank shall have no further rights in or to any Cardholder Data, except as provided in Section 11.4. If the Purchase Option is not exercised, following the Termination Date, in no event shall Bank solicit any Cardholder for any loan, product or service (other than any activities permitted by Section 15.3) on the basis of such Person’s status as a Cardholder or any other information obtained in connection with the Program without Company’s prior consent.
(i)    If Company exercises its right to purchase or select a Nominated Purchaser to purchase the Program Assets, Bank shall negotiate in good faith with respect to the assignment

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of Enhancement Products (to the extent such products are not proprietary to Bank’s Credit Card business), if any, to Company or its Nominated Purchaser.
(j)    Upon the Program Purchase Date, Company, as servicer, will notify the three major credit reporting bureaus that the designation on all Accounts purchased shall reflect that such Accounts have been transferred.
(k)    With respect to the Co-Branded Accounts, Bank will cooperate to transfer any and all right to interchange fees and any dedicated BINs to Company or its Nominated Purchaser as of the Program Purchase Date.
(l)    Notwithstanding anything to the contrary in this Agreement, if Company exercises its right to purchase or select a Nominated Purchaser to purchase the Program Assets, Company shall have the right to communicate with Cardholders regarding the new Credit Card program during the period beginning ninety (90) days prior to the Termination Date (and not prior thereto).

Section 15.3.	Rights of Bank if Purchase Option not Exercised.
(a)    If this Agreement expires or is terminated after the Closing Date and (i) Company gives notice that it will not exercise the Purchase Option, (ii) Company fails to exercise the Purchase Option within the timeframe set forth in Section 15.2(c) or (iii) Company has provided Bank the Purchase Notice but Company subsequently determines and notifies Bank that it has determined that neither Company nor a Nominated Purchaser will consummate the purchase of the Program Assets, Company shall provide Bank with interim servicing during the period (the “Company Interim Servicing Period”) specified in and in accordance with the provisions of Schedule 15.3.
(b) through (f) [RESERVED]
(g)     If this Agreement is terminated (including at expiration of the Term) and (i) Company gives notice that it will not exercise the Purchase Option, (ii) Company fails to exercise the Purchase Option within the timeframe set forth in Section 15.2(c) or (iii) Company has provided Bank the Purchase Notice but Company subsequently determines that neither it nor a Nominated Purchaser will consummate the purchase of the Program Assets, Company shall have no further rights whatsoever in the Program Assets except to the extent of Company ownership of Company Licensed Marks. In such event, Bank shall have the right to:
(i)    issue to Cardholders that Bank considers creditworthy a replacement or substitute Credit Card (which card must not bear any Company Licensed Mark or other design, logo, trademark, trade dress or service mark confusingly similar thereto) with such characteristics as Bank considers appropriate (the cost of card re-design and re-issue being borne solely by Bank); provided, however, that Bank shall not issue such a replacement or substitute card in cooperation with, branded by or with any name associated with, or otherwise for the benefit of, any Competing Retailer; and provided, further, that any such offer to issue replacement or substitute Credit Cards (which may include different Credit Cards to different Cardholders) shall be made at one time to all Cardholders;

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(ii)    subject to Applicable Law and to the terms of the relevant Credit Card Agreement, notify Cardholders that Bank will cease providing credit under the Accounts and to require repayment of all amounts outstanding on all Accounts until all associated receivables have been repaid;
(iii)    sell the Accounts and associated Program Assets to a third party purchaser selected by Bank at a price agreed between Bank and the purchaser; provided, however, that Bank shall not sell the Accounts and associated receivables to or for the direct or indirect benefit of a Competing Retailer; or
(iv)    exercise its rights contained herein or in accordance with any combination of its rights pursuant to subsection (i), subsection (ii) and subsection (iii) above; provided, however, that Bank shall not take any action that would affect, preclude or limit Company in any way from directly or indirectly offering Credit Cards to Shoppers.
(h)    If (i) Company gives notice that it will not exercise the Purchase Option, (ii) Company fails to exercise the Purchase Option within the timeframe set forth in Section 15.2(c) or (iii) Company has delivered the Purchase Notice but Company subsequently determines that neither it nor a Nominated Purchaser will consummate the purchase of the Program Assets, then following the end of the Company Interim Servicing Period, Bank shall no longer utilize any of Company Licensed Marks and must rebrand the Company Credit Cards, and if Bank does not terminate credit privileges associated with Accounts, Bank shall replace, at its own cost, all outstanding Company Credit Cards with Credit Cards that do not bear the Company Licensed Marks; provided, however, that, subject to Company’s right to approve use of its name in any materials including templates, Bank may continue to use the Company name to identify the Account for billing and collection purposes and as required to comply with Applicable Law.
(i)    Company and Bank shall mutually agree upon a termination letter to be sent to Cardholders if Company does not purchase the Program Assets.
(j)    In the event Company does not purchase the Program Assets, the license to any Company Intellectual Property granted in Section 9.3(a) shall expire on the Termination Date; provided that such license shall extend to solely to the extent necessary for the parties to exercise their rights and perform their obligations during the Interim Servicing Period.

ARTICLE XVI

INDEMNIFICATION

Section 16.1.	Company Indemnification of Bank.
From and after the Effective Date, Company shall indemnify and hold harmless Bank, its Affiliates, and their respective officers, directors and employees (collectively, the “Bank Indemnified Parties”) from and against and in respect of any and all losses, liabilities, judgments, settlements, awards, defenses, counterclaims, actions, proceedings, interest, penalties, damages, costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses (collectively, “Losses”), which are caused or incurred by, result from, arise out of or relate to:

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(a)    Company’s or its Affiliates’ or subcontractors’, or their respective Licensees’, subcontractors’, officers’, directors’, employees’ or agents’ negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;
(b)    any breach by Company or its Affiliates or subcontractors, or their respective Licensees, subcontractors, officers, directors, employees or agents of any of the terms, conditions, covenants, representations, or warranties contained in this Agreement (provided that a breach of this Agreement that is solely a breach of a Service Level Standard of Company shall be subject only to the consequences set forth in Schedule 4.12(a) and provided further that a breach of a Service Level Standard that is also a breach of a term, condition, covenant, representation or warranty that is not a Service Level Standard shall continue to be subject to any remedies that Bank may have under this Agreement or at law or in equity, including the indemnification obligations set forth in this Section 16.1);
(c)    any actions or omissions by Bank taken or not taken (i) at Company’s request or direction, except where Bank would have been otherwise required to take such action (or refrain from acting) absent such request or direction of Company or (ii) pursuant to Company’s exercise of its deadlock-breaking authority pursuant to this Agreement;
(d)    dishonest or fraudulent acts by Company or its Affiliates or subcontractors or their respective Licensees, subcontractors, or their respective officers, directors, employees or agents in connection with the Program;
(e)    any failure by Company or its Affiliates or Licensees to satisfy any of their obligations to a customer in connection with a purchase of Nordstrom Goods and/or Services on a Company Credit Card;
(f)    any Account Documentation or Program Materials to the extent (i) content thereof was required to receive prior legal review by Bank but was not provided for Bank’s prior legal review as required in accordance with this Agreement, (ii) content thereof was required to be submitted for Bank’s legal review following dissemination and was not so submitted, (iii) content thereof was required to be submitted for Bank’s legal review following dissemination and was so submitted, but a reasonable time following such submission to enable Bank to complete such review in accordance with the provisions of this Agreement has not yet elapsed, (iv) to the extent applicable thereto, content thereof did not conform to the Advertising Guide or the Customer Service Communications Protocol (with respect to Program Materials not subject to prior Bank review), (v) any comments of Bank pursuant to its review process that were required to be included in such Account Documentation or Program Materials were not correctly included in such Account Documentation or Program Materials as so required or (vi) the content thereof that was the source of the Losses was included therein pursuant to Company’s exercise of its deadlock-breaking authority pursuant to this Agreement;
(g)    any claim, suit or proceeding by any Governmental Authority or other third party arising out of (i) any aspect of the Servicing practices implemented that have either not been submitted for review by Bank or that have been submitted for such review, but a reasonable time for Bank to complete such review has not yet elapsed, (ii) the failure of Company or its Affiliates or their subcontractors, or their respective Licensees, subcontractors, directors, officers,

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employees or agents to comply with Applicable Law, the Risk Management Policies, the Servicing practices, the Compliance Management Program, the Fraud Management Policies, the Customer Service Communications Protocol, the LCMP or the Program Privacy Notice, except to the extent (A) in the case of a failure to comply with Applicable Law, the action constituting such failure was taken after the Closing Date and in compliance with the Risk Management Policies, the Servicing practices, the Compliance Management Program, the Fraud Management Policies (to the extent related to anti-money laundering, Bank Secrecy Act, OFAC compliance or similar legal or regulatory requirements), the Customer Service Communications Protocol, the LCMP and the Program Privacy Notice or any requirement adopted pursuant to Bank’s deadlock-breaking authority, or (B) in the case of any of the foregoing failures, the action constituting such failure was taken or not taken at the written request of Bank;
(h)    the operation of a Second Look Program by a Person other than Bank;
(i)    any claim, suit or proceeding by a Governmental Authority or other third party arising out of the operation of the Loyalty Program or any other value or loyalty program operated by Company, except for a claim arising out of the failure of any feature of the Loyalty Program to comply with Applicable Law unless such violation arose out of Company’s right with respect to the Loyalty Program pursuant to clause (e) of Schedule 15.3;
(j)    any claim, suit or proceeding by a Governmental Authority or other third party arising out of Company’s Inserts or Billing Statement messages or arising out of other communications by Company with Cardholders that do not constitute Program Materials;
(k)    any claim, suit or proceeding by a third party that alleges that the use by Bank of the Company Licensed Marks as permitted herein violates the intellectual property rights of such third party;
(l)    any claim, suit or proceeding by a third party that alleges that the use of Company’s Systems or any other Company Intellectual Property licensed by Bank and used as permitted herein violates the intellectual property rights of such third party; and
(m)    any payment product accounts issued by Company Bank residing in a Bank-owned BIN, including any Employee Accounts that bear the trademarks of the Network.
Notwithstanding the foregoing, Company Bank’s obligations hereunder shall be limited only to Losses caused by Company Bank that are not otherwise indemnified by Nordstrom.

Section 16.2.	Bank’s Indemnification of Company.
From and after the Effective Date, Bank shall indemnify and hold harmless Company, its Affiliates, their respective officers, directors, employees, (collectively, the “Company Indemnified Parties”) from and against and in respect of any and all Losses, which are caused or incurred by, result from, arise out of or relate to:
(a)    Bank’s or its Affiliates’ or subcontractors’ or their respective subcontractors’, officers’, directors’, employees’ or agents’ negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;

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(b)    any breach by Bank or any of its Affiliates or subcontractors, or their respective subcontractors, officers, directors, employees or agents of any of the terms, conditions, covenants, representations, or warranties contained in this Agreement (provided that a breach of this Agreement that is solely a breach of a Service Level Standard of Bank shall be subject only to the consequences set forth in Schedule 4.12(a) and provided further that a breach of a Service Level Standard that is also a breach of a term, condition, covenant, representation or warranty that is not a Service Level Standard shall continue to be subject to any remedies that Company may have under this Agreement or at law or in equity, including the indemnification obligations set forth in this Section 16.2);
(c)    any actions or omissions by Company taken or not taken (i) at Bank’s request or direction, except where Company would have been otherwise required to take such action (or refrain from acting) absent such request or direction of Bank or (ii) pursuant to Bank’s exercise of its deadlock-breaking authority pursuant to this Agreement;
(d)    any failure of any element of the Compliance Management Program, the Risk Management Policies, the Servicing practices, the Fraud Management Policies (solely to the extent related to anti-money laundering, Bank Secrecy Act, OFAC compliance or similar legal or regulatory requirements), or the Program Privacy Notice provided to Bank for review to comply with Applicable Law (including any failure by Bank to require incorporation therein of any provision required to comply with Applicable Law);
(e)    any failure by Bank to satisfy any of its obligations to Cardholders pursuant to the terms of the applicable Credit Card Agreement;
(f)    dishonest or fraudulent acts by Bank, its Affiliates or subcontractors or their respective subcontractors or their respective officers, directors, employees, subcontractors or agents in connection with the Program;
(g)    (i) any failure of the Account Documentation or Program Materials (including the Advertising Guide and any Program Materials that conform to the Advertising Guide then in effect) reviewed (or deemed reviewed) by Bank and in use after the Closing Date to comply with Applicable Law, except to the extent (A) content thereof was not provided for Bank’s legal review in accordance with this Agreement or was submitted but a reasonable time following such submission for Bank to complete such review has not yet elapsed, (B) any comments of Bank pursuant to such review process required to be included therein were not correctly included in such Account Documentation or Program Materials or (C) the content thereof that was the source of the Losses was included therein pursuant to Company’s exercise of its deadlock-breaking authority pursuant to this Agreement; and (ii) any aspect of Account Documentation or Program Materials to the extent the content thereof that was the source of the Losses was included therein pursuant to comments thereon received from Bank or pursuant to Bank’s exercise of its deadlock-breaking authority pursuant to this Agreement; provided, however, that in the case of each of clause (i) and (ii), with respect to Program Materials that were used prior to the Closing Date and continue to be used after the Closing Date, Bank’s indemnification obligation shall be limited to Losses that are incurred as a result of such use after the Closing Date and Company shall remain responsible for any Losses incurred as a result of such use prior to the Closing Date,

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and shall indemnify Bank for such Losses as Excluded Liabilities pursuant to the Purchase Agreement.
(h)    any claim, suit or proceeding by any Governmental Authority or other third party to the extent arising out of (i) the failure of Bank, its Affiliates, their subcontractors, or their respective directors, officers, employees or agents to comply with the Program Privacy Notice, (ii) the failure of the Program to comply with Applicable Law following the Closing Date, except to the extent that liability in respect thereof relates to or arises from (A) acts or activities prior to the Closing Date, (B) failure of the Fraud Management Policies to comply with Applicable Law except to the extent such liability arises from the failure of such Fraud Management Policies to comply with Applicable Law related to anti-money laundering, Bank Secrecy Act, OFAC compliance or similar legal or regulatory requirements, (C) failure by Company, or its Affiliates or subcontractors or their respective Licensees, subcontractors, officers, directors, employees or agents to follow the provisions of this Agreement, the Risk Management Policies, the Servicing practices, the Compliance Management Program, the Fraud Management Policies, the Customer Service Communications Protocol, the LCMP or the Program Privacy Notice, or (D) failure of Company, or its Affiliates or subcontractors or their respective Licensees, subcontractors, officers, directors, employees or agents to follow written instructions given by or on behalf of Bank (but solely to the extent Company has an obligation pursuant to this Agreement to follow such written instructions);
(i)    any claim, suit or proceeding by any Governmental Authority or other third party arising out of the failure of Bank or any of its Affiliates, their subcontractors, or their respective directors, officers, employees or agents to comply with Applicable Law, the Risk Management Policies, the Servicing practices, the Compliance Management Program, the Fraud Management Policies, the Customer Service Communications Protocol, the LCMP or the Program Privacy Notice, unless such failure was the result of any action taken or not taken at the written request of Company;
(j)    any claim, suit or proceeding by a Governmental Authority or other third party arising out of Bank’s Inserts or Billing Statement messages; or arising out of other communications by Bank with Cardholders that do not constitute Program Materials;
(k)    any claim, suit or proceeding by a third party that alleges that the use by Company of the Bank Licensed Marks as permitted herein violates the intellectual property rights of such third party; and
(l)    any claim, suit or proceeding by a third party that alleges that the use of Bank’s Systems or any other Bank Intellectual Property licensed to Company and used as permitted herein violates the intellectual property rights of such third party.
For the avoidance of doubt, references to Bank’s subcontractors in this ARTICLE XVI shall not include Company or any of its Affiliates or subcontractors.

Section 16.3.	Procedures.
(a)    In case any claim is made by a third party, or any suit or action is commenced by a third party, against a Bank Indemnified Party or Company Indemnified Party, the party in

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respect of which indemnification may be sought under this ARTICLE XVI (including for the benefit of its officers, directors or employees claiming by or through any of them) (the “Indemnified Party”) shall promptly give the other party (the “Indemnifying Party”) written notice thereof and the Indemnifying Party shall be entitled to participate in the defense thereof and, with prior written notice to the Indemnified Party given not later than twenty (20) days after the delivery of the applicable notice, to assume, at the Indemnifying Party’s expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, except as specified in Section 16.3(b), the Indemnifying Party will not be liable to such Indemnified Party under this Section for any attorneys’ fees or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.
(b)    The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (iii) the Indemnified Party’s counsel has advised such Indemnified Party that the third party claim involves potential conflicts of interest that make representation of both the Indemnified Party and the Indemnifying Party inappropriate, in which event attorney’s fees of the Indemnified Party in defense of such claims shall be borne by the Indemnifying Party.
(c)    The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in the defense of, any such claim, suit or action.
(d)    The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and (i) the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages, but shall not agree to any other settlement or compromise without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld (it being agreed that any failure of any Indemnified Party to consent to any settlement or compromise involving the imposition of nonmonetary remedies on the Indemnified Parties shall not be deemed to be unreasonably withheld), and (ii) the Indemnified Party may settle or compromise any such claim, suit or action solely for an amount not exceeding one thousand dollars ($1,000), but shall not settle or compromise any other matter without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

Section 16.4.	Notice and Additional Rights and Limitations.
(a)    If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this ARTICLE XVI may be sought, such failure shall not limit the liability of the Indemnifying Party; provided, however, that this provision shall not be deemed to limit the Indemnifying Party’s rights to

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recover for any loss, cost or expense which it can establish resulted from such failure to give prompt notice.
(b)    This ARTICLE XVI shall govern the obligations of the parties with respect to the subject matter hereof but shall not be deemed to limit the rights which any party might otherwise have at law or in equity.
(c)    The parties agree as set forth in Schedule 16.4(c) with regard to limitations on liability in connection with this Agreement.
ARTICLE XVII

MISCELLANEOUS

Section 17.1.	Precautionary Security Interest.
Company and Bank agree that this Agreement contemplates the extension of credit by Bank to Cardholders and that Company’s submission of Charge Transaction Data to Bank shall constitute assignment by Company of any and all right, title and interest in such Charge Transaction Data and the Cardholder Indebtedness reflected therein. However, as a precaution in the unlikely event that any Person asserts that Article 9 of the UCC applies or may apply to the transactions contemplated hereby, and to secure Company’s payment of and performance of all obligations of Company to Bank, Company hereby grants to Bank a first priority present and continuing security interest in and to all Accounts, all Cardholder Indebtedness, all Account Documentation and all Charge Transaction Data, in each case whether now existing or hereafter created or acquired, together with the proceeds thereof. In addition, Company agrees to take any reasonable action requested by Bank, at Bank’s expense, to establish the first lien and perfected status of such security interest, and appoints Bank as Company’s attorney-in-fact to take any such action on Company behalf; provided that Bank shall be responsible for preparing any such documentation.

Section 17.2.	Securitization; Participation.
Bank shall have the right, and nothing herein shall prohibit Bank, from selling, exchanging, securitizing, pledging, participating or entering into a swap, derivative, synthetic securitization or similar transaction with respect to the Cardholder Indebtedness or any part thereof, by itself or as part of a larger offering, at any time and Bank may provide associated Cardholder Data to a prospective purchaser subject to such prospective purchaser executing a customary confidentiality agreement; provided, however, that (i) such sale, exchange, securitization, pledge or participation shall not affect Company’s rights or Bank’s obligations hereunder, (ii) Company hereby agrees to provide data to support any such sale, exchange, securitization, pledge or participation to the extent such data is available, (iii) Bank shall pay any costs or expenses incurred by Company to support any such sale, exchange, securitization, pledge or participation, and (iv) subject to the last sentence of this Section 17.2, Bank shall not sell, exchange, securitize, pledge or participate the Cardholder Indebtedness in any manner that would not permit such arrangement to be unwound or not allow for the removal or substitution of Program Assets in order to permit Company to exercise its rights hereunder to purchase the

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Program Assets pursuant to Section 15.2. Company agrees to use reasonable efforts without being required to incur any out of pocket costs to provide Bank with such information and to execute and deliver such documents as may be reasonably requested by Bank with respect to any such transaction.

Section 17.3.	Assignment.
Except as permitted pursuant to Section 17.2, neither party shall assign this Agreement or any of its rights or obligations hereunder without the prior consent of the other party.

Section 17.4.	Sale or Transfer of Accounts.
Except as provided in Section 12.2, Section 17.3 and Schedule 17.4, Bank shall not sell or transfer the Accounts in whole or in part.

Section 17.5.	Subcontracting.
(a)    It is understood and agreed that either party may, upon notice to the other party, utilize Affiliates to perform functions in fulfilling its obligations under this Agreement.
(b)    Either party may use third party non-Affiliate subcontractors to perform functions in fulfilling its obligations hereunder, subject to the terms set forth on Schedule 17.5(b).
(c)    A party utilizing any Affiliate or other Person to perform its obligations hereunder shall be responsible for functions performed by such Affiliates or other Persons to the same extent the party would be responsible if it performed such functions itself.

Section 17.6.	Amendment.
Except as provided herein, this Agreement may not be amended except by a written instrument signed by Bank and Company.

Section 17.7.	Non-Waiver.
No delay by a party hereto in exercising any of its rights hereunder, or partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of a party’s rights hereunder shall not be a waiver of, or preclude the exercise of, any rights or remedies available to such party under this Agreement or in law or at equity.

Section 17.8.	Severability.
If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

Section 17.9.	Governing Law.

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This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York and applicable federal law.

Section 17.10.	Waiver of Jury Trial.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROGRAM CONTEMPLATED HEREUNDER.

Section 17.11.	Captions.
Captions of the articles and sections of this Agreement are for convenient reference only and are not intended as a summary of such articles or sections and do not affect, limit, modify or construe the contents thereof.

Section 17.12.	Notices.
Any notice, approval, acceptance or consent required or permitted under this Agreement shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or, if sent by United States registered or certified mail, with postage prepaid, or by a nationally recognized overnight delivery service, when received, addressed as set forth below; provided, however, that approvals and consents with respect to the administrative management of the Program may be provided by e-mail to both the Program Manager and, if applicable, the appropriate subject matter manager (e.g., Compliance Manager, Risk Manager). For the avoidance of doubt, any amendments to this Agreement shall be made solely pursuant to the provisions of Section 17.6.

If to Company:	Nordstrom, Inc. 1617 Sixth Avenue Seattle, Washington 98101 Attn: General Counsel

With a copy to (which copy shall	Nordstrom fsb

not constitute notice):	13531 East Caley Avenue Centennial, Colorado 80111 Attn: General Counsel
and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Maripat Alpuche, Esq.

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If to Bank:	TD Bank USA, N.A. 1701 Route 70 East Cherry Hill, New Jersey 08034 Attn: Chief Executive Officer

With a copy to (which copy shall	The Toronto Dominion Bank

not constitute notice):	66 Wellington Street West, TD Tower Toronto, Ontario, Canada M5K 1A2 Attn: General Counsel

Section 17.13.	Further Assurances.
Company and Bank agree to produce or execute such other documents or agreements as may be reasonably necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and to take all such further action as the other party may reasonably request in order to give evidence to the consummation of the transactions specified herein.

Section 17.14.	No Joint Venture.
For all purposes, including federal and state tax purposes, nothing contained in this Agreement shall be deemed or construed by the parties or any third party to create a partnership, joint venture or of any association between Company and Bank, and no act of either party shall be deemed to create any such relationship. Company and Bank each agree to such further actions as the other may reasonably request to evidence and affirm the non-existence of any such relationship.

Section 17.15.	Press Releases.
Except for any notice or filing which is required to comply with Applicable Law or stock exchange rules or regulations, Company and Bank shall mutually agree on the content, timing and distribution of a press release announcing the execution of this Agreement. Thereafter, except as required to comply with Applicable Law or stock exchange rules, neither party may issue any press releases, announcements, or similar materials of a public or promotional nature regarding the subject matter of this Agreement without first obtaining the other party’s permission, which may be withheld in such party’s sole discretion. In the event any notice, filing, press release or other announcement required to comply with Applicable Law or stock exchange rules would include disclosure of this Agreement or the terms and conditions hereof, then the party subject to the Applicable Law or stock exchange rules shall consult with the other party regarding the proposed disclosure prior to disclosure to the extent practicable, but shall not be required to obtain the other party’s prior consent (and after such consultation, no further consultation shall be required for any future disclosure the contents of which are substantially the same as the disclosure for which consultation was sought). With respect to any publications prepared solely by and for the employees of such party or its Affiliates, each party shall consult with the other party to the extent practicable, but shall not be required to obtain the other party’s prior consent.

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Section 17.16.	No Set-Off; Netting.
Except as otherwise provided in this Section 17.16, Company and Bank agree that each party has waived any right to set-off, combine, consolidate or otherwise appropriate and apply (a) any assets of the other party held by the party pursuant to any other agreement or arrangement or (b) any indebtedness or other liabilities at any time owing by the party to the other party under any other agreement or arrangement between the parties or their Affiliates, as the case may be, against or on account of any obligations owed by the other party under this Agreement. Notwithstanding the foregoing, the parties shall net undisputed amounts due from one party to the other party under this Agreement against undisputed amounts due from the other party to the non-paying party hereto under this Agreement.

Section 17.17.	Third Parties.
There are no third-party beneficiaries to this Agreement except that the Bank Indemnified Parties and Company Indemnified Parties are intended third party beneficiaries of ARTICLE XVI. Except as provided in the preceding sentence, the parties do not intend: (a) the benefits of this Agreement to inure to any third party; or (b) any rights, claims or causes of action against a party to be created in favor of any person or entity other than the other party.

Section 17.18.	Force Majeure.
If performance of any service or obligation under this Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo or any other act whatsoever, whether similar or dissimilar to those referred to in this clause, other than a requirement of, or change in, Applicable Law, which are beyond the reasonable control of a party and could not have been prevented by reasonable precautions (each, a “Force Majeure Event”), then such party shall be excused from such performance to the extent of and during the period of such Force Majeure Event. A party excused from performance pursuant to this Section shall give the other party prompt written notice of the occurrence of such Force Majeure Event and shall exercise all reasonable efforts to continue to perform its obligations hereunder.
For greater certainty, each party’s obligations under this Agreement include the obligation to maintain continuous provision of services by the implementation of a disaster recovery and business continuity plan as provided in Section 4.15, and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform except that nothing herein shall obligate either party to settle a strike or other labor dispute when it does not wish to do so. To the extent that either party is unable to maintain continuity of the services through such Force Majeure, it will make commercially reasonable efforts to procure an alternate source of the services in order to fulfill its obligations hereunder at its own cost.

Section 17.19.	Entire Agreement.
This Agreement, together with the schedules hereto which are expressly incorporated herein by reference and the Purchase Agreement, supersedes any other agreement, whether written or oral, that may have been made or entered into by Company and Bank (or by any

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officer or employee of either of such parties) relating to the matters specified herein, and constitutes the entire agreement by the parties related to the matters specified herein or therein.

Section 17.20.	Binding Effect; Effectiveness.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

Section 17.21.	Counterparts; Facsimiles; PDF Emails.
This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument. Any facsimile or PDF emailed version of an executed counterpart shall be deemed an original.

Section 17.22.	Survival.
Upon the expiration or termination of this Agreement, the parties shall have the rights and remedies described herein. As of the Termination Date, all obligations (other than the parties’ respective payment obligations that accrued during the Term) of the parties under this Agreement shall cease, except that (a) in the event of termination prior to the Closing Date, the obligations of the parties pursuant to ARTICLE XI (Confidentiality), ARTICLE XVII (Miscellaneous), other than Sections 17.2, 17.4 and 17.5 thereof, and any other provision stated by its terms to survive, shall survive the termination of this Agreement; and (b) in the event of termination following the Closing Date, the obligations of the parties pursuant to Sections 4.14 (Audits; Regulatory Examinations) and 4.16 (Effectiveness of Controls) shall survive until the document retention obligations of Section 4.14 cease to be in effect; Section 3.6 (Firewalls), ARTICLE VI (Cardholder and Customer Information), ARTICLE IX (Licensing of Trademarks; Intellectual Property), ARTICLE XI (Confidentiality), ARTICLE XV (Effects of Termination), ARTICLE XVI (Indemnification), ARTICLE XVII (Miscellaneous), other than Sections 17.2, 17.4 and 17.5 thereof, and any other provision stated by its terms to survive, shall survive the termination of this Agreement. The provisions of ARTICLE IV, ARTICLE VII and ARTICLE VIII as they relate to Accounts existing immediately prior to the Termination Date shall survive until the end of the Interim Servicing Period (except as modified as set forth herein) and shall thereupon terminate. If pursuant to Section 15.2(d), Company does not purchase the Existing Receivables and Company continues to service such Existing Receivables, the following additional provisions also shall survive, only with respect to such Existing Receivables, until Company exercises its purchase right in Section 15.2(d)(ii) or the Existing Receivables are liquidated: Section 4.1, Section 4.7 and Section 4.11, Section 4.12(a) and Section 4.13(b).
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

NORDSTROM, INC.

By:	/s/ Michael G. Koppel
	Name:	Michael G. Koppel
	Title:	Executive Vice President & Chief Financial Officer

NORDSTROM FSB

By:	/s/ Steven C. Mattics
	Name:	Steven C. Mattics
	Title:	Chairman of the Board & Chief Executive Officer

TD BANK USA, N.A.

By:	/s/ David Boone
	Name:	David Boone
	Title:	EVP U.S. Partnerships & Shared Services

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